Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 7, 2016

among

SAGENT PHARMACEUTICALS,

as U.S. Borrower

OMEGA LABORATORIES LIMITED,

as Canadian Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

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SCHEDULES:

Commitment Schedule
Schedule L	-	The Lands
Schedule P	-	Project Equipment
Schedule 3.05	-	Properties
Schedule 3.06	-	Disclosed Matters
Schedule 3.12	-	Material Agreements
Schedule 3.14	-	Insurance
Schedule 3.15	-	Capitalization and Subsidiaries
Schedule 3.23	-	Required Approvals
Schedule 4.03	-	Delayed Draw Canadian Term Loan Provisions
Schedule 5.10	-	Project Insurance Requirements
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.10	-	Existing Restrictions

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Joinder Agreement
Exhibit E-1	-	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	-	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	-	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	-	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 7, 2016 (as it may be amended or modified from time to time, this “Agreement”) among SAGENT PHARMACEUTICALS, a Wyoming corporation, OMEGA LABORATORIES LIMITED, a corporation amalgamated under the laws of Canada, and the other borrowers from time to time party hereto, as Borrowers, SAGENT PHARMACEUTICALS, INC., a Delaware corporation, as a Guarantor, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

The Company, certain of the Loan Parties, certain of the Lenders and the Administrative Agent are parties to the Existing Credit Agreement; such Persons have agreed to amend and restate the Existing Credit Agreement in its entirety as set forth herein to, among other things, provide for Canadian Loans to be made to the Canadian Borrower to fund, among other things, the Construction of the Quebec Facility.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Original Effective Date, by which any Loan Party (a) acquires any business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Administrative Agent” means JPMorgan Chase Bank, N.A. or any of its offices and affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agency Site” means the Intralinks or another electronic platform site established by the Administrative Agent to administer this Agreement.

“Aggregate Availability” means, at any time, the sum of U.S. Availability plus the Dollar Equivalent Amount of Canadian Availability.

“Aggregate Borrowing Base” means the sum of the U.S. Borrowing Base plus the Dollar Equivalent Amount of the Canadian Borrowing Base.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all Lenders.

“Aggregate Credit Exposure” means, at any time, the Dollar Equivalent Amount of the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the Dollar Equivalent Amount of the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate U.S. Exposure” means, at any time, the aggregate U.S. Revolving Exposure of all Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“AML Legislation” has the meaning assigned to such term in Section 9.21.

“ANDA” means any Abbreviated New Drug Application (or local equivalent) which has been filed and is under review by the FDA.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Borrowers” means U.S. Borrowers and/or the Canadian Borrower, as the context requires.

“Applicable Lenders” means (a) with respect to the U.S. Revolving Loan, U.S. Letters of Credit, U.S. Overadvances or U.S. Protective Advances, the U.S. Revolving Lenders, (b) with respect to Canadian Revolving Loan, Canadian Letters of Credit, Canadian Overadvances or Canadian Protective Advances, the Canadian Revolving Lenders, (c) with respect to the Canadian Term Loan, the Canadian Term Lenders, and (d) with respect to the Delayed Draw Canadian Term Loan, the Delayed Draw Canadian Term Lenders.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), (b) with respect to U.S. Revolving Loans, U.S. LC Exposure, U.S. Swingline Loans or U.S. Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s U.S. Revolving Commitment and the denominator of which is the aggregate U.S. Revolving Commitments (provided that, if the U.S. Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the U.S. Revolving Exposure at that time), (c) with respect to Canadian Revolving Loans, Canadian LC Exposure, Canadian Swingline Loans or Canadian Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Canadian Revolving Commitment and the denominator of which is the aggregate Canadian Revolving Commitments (provided that, if the Canadian Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Canadian Revolving Exposure at that time), (d) with respect to the Canadian Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Canadian Term Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Canadian Term Loans of all Canadian Term Lenders, (e) with respect to the Delayed Draw Canadian Term Loan Commitments, a percentage equal to a fraction the numerator of which is such Lender’s Delayed Draw Canadian Term Loan Commitment and the denominator of which is the aggregate Delayed Draw Canadian Term Loan Commitments, (f) with respect to U.S. Protective Advances, a percentage based upon its share of the unused U.S. Revolving Commitments, (g) with respect to Canadian Protective Advances, a percentage based upon its share of the unused Canadian Revolving Commitments and (h) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) through (e) above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR; Revolver CPR Spread”, “Revolver Eurodollar; Revolver CDOR Spread” “Canadian Term Loan; Delayed Draw Canadian Loan CPR Spread”, “ Canadian Term Loan; and Delayed Draw Canadian Loan CDOR Spread” or “Commitment Fee Rate”, as the case may be, as follows:

Revolver ABR; Revolver CPR Spread	Revolving Eurodollar Spread; Revolver CDOR Spread	Canadian Term Loan; Delayed Draw Canadian Loan CPR Spread	Canadian Term Loan; Delayed Draw Canadian Term Loan CDOR Spread	Commitment Fee Rate
1.00%	2.00%	1.25%	2.25%	0.25%

“Applicable Revolving Lenders” means (a) with respect to the U.S. Revolving Loans, U.S. Letters of Credit, U.S. Overadvances or U.S. Protective Advances, the U.S. Revolving Lenders and (b) with respect to the Canadian Revolving Loans, Canadian Letters of Credit, Canadian Overadvances or Canadian Protective Advances, the Canadian Revolving Lenders.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Architect” means the architect for the Project named in the Project Documents, and its, his or her successors and assigns in interest.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney” has the meaning assigned to such term in Section 8.01.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Canadian Revolving Commitment” means, at any time, the aggregate Canadian Revolving Commitments minus the Aggregate Canadian Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Available Revolving Commitment” means collectively, the Available U.S. Revolving Commitment plus the Available Canadian Revolving Commitment.

“Available U.S. Revolving Commitment” means, at any time, the aggregate U.S. Revolving Commitments minus the Aggregate U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Borrowing” means a Borrowing of the Type calculated at ABR or the CPR, as the context requires.

“Base Rate Loan” means (a) with respect to U.S. Revolving Loans (and calculations of interest with respect to U.S. LC Exposure, U.S. Swingline Exposure, U.S. Overadvances and U.S. Protective Advances), ABR Loans, (b) with respect to Canadian Revolving Loans (and calculations of interest with respect to Canadian LC Exposure, Canadian Swingline Exposure, Canadian Overadvances and Canadian Protective Advances), Canadian Term Loans and Delayed Draw Canadian Term Loans, in each case, to the extent denominated in Canadian Dollars, CPR Loans, and (c) with respect to Canadian Revolving Loans (and calculations of interest with respect to Canadian LC Exposure, Canadian Swingline Exposure, Canadian Overadvances and Canadian Protective Advances), in each case, to the extent denominated in dollars, ABR Loans.

“Beneficial Owner” means, with respect to any U.S. Federal (or Canadian federal or provincial, as applicable) withholding Tax, the beneficial owner, for U.S. Federal (or Canadian federal or provincial, as applicable) income tax purposes, to whom such Tax relates.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, each U.S. Borrower and the Canadian Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Non-Base Rate Loans, as to which a single Interest Period is in effect, (b) a Canadian Term Loan made, converted or continued on the same date and, in the case of Non-Base Rate Loans, as to which a single Interest Period is in effect, (c) an advance of Delayed Draw Canadian Term Loans made, converted or continued on the same date and, in the case of Non-Base Rate Loans, as to which a single Interest Period is in effect, (d) a Swingline Loan, (e) a Protective Advance and (f) an Overadvance.

“Borrowing Base” means the U.S. Borrowing Base and/or the Canadian Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Budget” means the Canadian Borrower’s budget dated September 2015 with respect to the Project and Project Costs during the period of the Construction showing total budgeted costs of CAD 37,800,000, as the same may be amended pursuant to the terms of this Agreement.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and when used in connection with a CPR Loan or a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in Toronto.

“CAD” or “Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Canadian Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Canadian Revolving Commitments and (ii) the Canadian Borrowing Base minus (b) the Aggregate Canadian Revolving Exposure relating to the Canadian Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Canadian Revolving Borrowings).

“Canadian Borrower” means Omega Laboratories Limited, a corporation amalgamated under the laws of Canada.

“Canadian Borrowing Base” means the Dollar Equivalent Amount of the sum of (a) 100% of the Canadian Borrower’s cash maintained either (i) in a blocked deposit or securities account at Chase under the Control of the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) in blocked accounts subject to a Deposit Account Control Agreement in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, plus (b) 95% of the Canadian Borrower’s cash in a blocked money market Deposit Account at Chase under the Control of the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, plus (c) 95% of the Canadian Borrower’s

Eligible Commercial Paper, plus (d) 85% of the Canadian Borrower’s Eligible Bonds, plus (e) 85% of the Canadian Borrower’s Eligible Accounts, plus (f) the lesser of (i) 75% of the Canadian Borrower’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (g) Reserves. The Administrative Agent may, in its Permitted Discretion, establish and adjust Reserves.

“Canadian Collateral Deposit Account” has the meaning assigned to such term in Section 5.12.

“Canadian Collection Account” has the meaning assigned to such term in Section 5.12.

“Canadian Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in Canada.

“Canadian Guaranteed Obligations” has the meaning set forth in Section 10.01(a).

“Canadian Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Canadian Hypothec” means, individually and collectively as the context may require, (a) the Deed of Hypothec dated as of, on or prior to the date hereof of the Canadian Loan Parties in favour of the Administrative Agent, and (b) any other deed of hypothec entered into after the Effective Date by any Canadian Loan Party pursuant to the terms of this Agreement, or any other Loan Document, in each case, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Issuing Bank” means (a) Chase Canada, in its capacity as the issuer of Canadian Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by its Affiliates, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate (it being agreed that such Canadian Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Canadian Letters of Credit).

“Canadian LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding Canadian Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Canadian Letters of Credit that have not been reimbursed by or on behalf of an Applicable Borrower. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the aggregate Canadian LC Exposure.

“Canadian Letters of Credit” means the letters of credit issued pursuant to this Agreement for the account of the Canadian Borrower, and the term “Canadian Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Canadian Loan Documents” means the Canadian Security Documents, any Mortgages executed by a Canadian Loan Party, any promissory notes issued by the Canadian Loan Parties, any Letter of Credit applications made by the Canadian Loan Parties and any other agreement, document or instrument executed and delivered by a Canadian Loan Party to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Canadian Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Canadian Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Canadian Loan Guarantor” means each Person other than a U.S. Loan Party that has Guaranteed the Canadian Secured Obligations, Canadian Domestic Subsidiary and each Subsidiary thereof who becomes a party to this Agreement or any Guarantee pursuant to a Joinder Agreement and their successors and assigns.

“Canadian Loan Parties” means the Canadian Borrower and the Canadian Loan Guarantors.

“Canadian Loans” means the Canadian Protective Advances, the Canadian Revolving Loans, the Canadian Swingline Loans, the Canadian Term Loans and the Delayed Draw Canadian Term Loans.

“Canadian Lock Box Agreement” has the meaning assigned to such term in Section 5.12.

“Canadian Lock Boxes” has the meaning assigned to such term in Section 5.12.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Canadian Loan Parties or any other Person to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents, in each case in respect of any of the Canadian Loans made or reimbursement or other obligations incurred or any of the Canadian Letters of Credit or other instruments at any time evidencing any thereof.

“Canadian Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal, provincial or territorial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its Canadian employees or former Canadian employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Bank in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Bank in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Protective Advances” has the meaning assigned to such term in Section 2.04.

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not deemed to be resident of Canada for purposes of the ITA, that financial institution deals at arm’s length with the Canadian Borrower for purposes of the ITA.

“Canadian Revolving Borrowing” means a Borrowing of Canadian Revolving Loans.

“Canadian Revolving Commitment” means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit, Canadian Overadvances and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Canadian Revolving Lender’s Canadian Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Revolving Commitment, as applicable. The initial aggregate amount of the Canadian Lenders’ Canadian Revolving Commitments is CAD 10,000,000.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Canadian Revolving Loans, Canadian LC Exposure and Canadian Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Canadian Overadvances outstanding at such time.

“Canadian Revolving Lender” means, as of any date of determination, a Lender with any Canadian Revolving Commitment or, if all the Canadian Revolving Commitments have terminated or expired, a Lender with Canadian Revolving Exposure.

“Canadian Revolving Loan” means a Loan made to the Canadian Borrower pursuant to Section 2.01(a).

“Canadian Secured Obligations” means all Canadian Obligations, together with all (i) Banking Services Obligations owing by Canadian Loan Parties and (ii) Swap Agreement Obligations owing by Canadian Loan Parties owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Canadian Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Canadian Secured Parties” means any Secured Parties, solely with respect to their interest in the Canadian Secured Obligations and any guarantee and collateral rights with respect thereto.

“Canadian Security Agreement” means a pledge or security agreement governed by the laws of a province or territory of Canada other than a Canadian Hypothec entered into, after the date of this Agreement by any other Canadian Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Canadian Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Security Documents” means any Canadian Security Agreement and the Canadian Hypothec and any other agreements, instruments and documents governed by the laws of Canada or any province or territory thereof that creates a Lien in favor of the Administrative Agent to secure any of the Secured Obligations.

“Canadian Standstill Default” means any Default or Event of Default arising due to an event, condition, failure, noncompliance or other breach by a Canadian Loan Party, other than a Specified Default.

“Canadian Standstill Period” means (i) solely with respect to an Event of Default arising as a result of a breach by a Canadian Loan Party of clause (a) of Article VII, the period beginning on the date of such breach and continuing for a period of three (3) Business Days, and (ii) otherwise any period beginning on any date that a Canadian Standstill Default has occurred and is continuing and continuing until the earlier of (a) 180 days after the occurrence of such Canadian Standstill Default or (b) the occurrence of any Specified Default.

“Canadian Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Swingline Loans outstanding at such time. The Canadian Swingline Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the aggregate Canadian Swingline Exposure at such time.

“Canadian Swingline Lender” means Chase Canada, in its capacity as lender of Canadian Swingline Loans hereunder. Any consent required of the Administrative Agent or the Canadian Issuing Bank shall be deemed to be required of the Canadian Swingline Lender and any consent given by Chase Canada in its capacity as the Administrative Agent or Canadian Issuing Bank shall be deemed given by Chase Canada in its capacity as Canadian Swingline Lender.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Canadian Term Lenders” means, as of any date of determination, a Lender with any Canadian Term Loan Commitment.

“Canadian Term Loan Borrowing” means a Borrowing of a Canadian Term Loan.

“Canadian Term Loan Commitment” means (a) as to any Canadian Term Lender, the commitment of such Canadian Term Lender to make Canadian Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Canadian Term Lender, as applicable, and (b) as to all Canadian Term Lenders, the aggregate commitment of all Canadian Term Lenders to make Canadian Term Loans, which aggregate commitment shall be CAD 2,289,166.08 on the Effective Date. After advancing the Canadian Term Loan, each reference to a Canadian Term Lender’s Canadian Term Loan Commitment shall refer to such Canadian Term Lender’s Applicable Percentage of the Canadian Term Loans.

“Canadian Term Loans” means the Canadian Term Loans extended by the Canadian Term Lenders to the Canadian Borrower pursuant to Section 2.01(a)(ii) hereof.

“Canadian-U.S. Utilization” means, as of any date of determination, the result (so long as it is a positive number) of (a) the total Canadian Revolving Exposure of all the Canadian Revolving Lenders as of such date, minus (b) the Canadian Borrowing Base as of such date; if the result of the foregoing is a negative number, then the Canadian-U.S. Utilization is zero.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings, the Borrowers and the other Loan Parties prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means any period beginning on any date that either (a) a Default has occurred and is continuing or (b) Aggregate Availability is less than the Cash Dominion Threshold Amount and continuing until the first day after such date that (i) no Default has occurred and is continuing and (ii) Aggregate Availability is greater than or equal to the Cash Dominion Threshold Amount for forty-five (45) consecutive days.

“Cash Dominion Threshold Amount” means the greater of (a) greater of (i) 15.0% of the aggregate Revolving Commitments and (ii) $12,000,000 and (b) the then outstanding aggregate principal of the Canadian Term Loans and the Delayed Draw Canadian Term Loans.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day. If the CDOR Rate shall be less than zero, the CDOR Rate shall be deemed to be zero for purposes of this Agreement.

“CFC” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or Group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) Holdings shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of the Company and the Canadian

Borrower on a fully diluted basis; or (d) the Company shall cease to own, free and clear of all Liens or other encumbrances, directly or indirectly, 100% of the outstanding voting Equity Interests of any of its subsidiary Loan Parties on a fully diluted basis (except as permitted pursuant to Sections 6.03, 6.04 and 6.05).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, except to the extent required to be complied with on the date hereof.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means collectively, Chase U.S. and/or Chase Canada, as the context requires, each in their individual capacity, and their successors.

“Chase Canada” means JPMorgan Chase Bank, N.A., Toronto Branch, an authorized foreign bank branch under Schedule III of the Bank Act (Canada).

“Chase U.S.” means JPMorgan Chase Bank, N.A., a national banking association.

“Chattel Paper” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Claims” has the meaning assigned to such term in Section 9.22.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Canadian Revolving Loans, Delayed Draw Canadian Term Loans, U.S. Swingline Loans, Canadian Swingline Loans, Canadian Term Loans, U.S. Protective Advances, Canadian Protective Advances, U.S. Overadvances or Canadian Overadvances.

“Closing Date Project Documents” means, collectively, the General Contract, the Engineer’s Contract and the Closing Date Required Approvals, all as may be amended from time to time in accordance with their respective terms and the requirements of this Agreement, each of which was executed on or prior to the Effective Date.

“Closing Date Required Approvals” means all Permits and Licenses obtained or required to be obtained on or prior to the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, as applicable, the “Collateral” in the U.S. Security Agreement plus, the “Collateral” as defined in the Canadian Security Agreement, plus the “Hypothecated Property” as defined in the Canadian Hypothec, plus the “Collateral” as defined in the Canadian Security Documents, or if the context makes clear and such interpretation would not be inconsistent with the limitation on the provision of non-U.S. Collateral of a CFC or any Person treated as a CFC for U.S. federal income tax purposes in support of any U.S. Secured Obligation, all of the foregoing.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Canadian Security Documents, the Mortgages and any other agreements, instruments and documents executed pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Administrative Agent to secure any of the Secured Obligations.

“Collection Account” means the U.S. Collection Account and/or the Canadian Collection Account, as the context requires.

“Commitment” means, with respect to each Lender, the sum of such Lender’s U.S. Revolving Commitment, Canadian Revolving Commitment, Canadian Term Loan Commitment, and Delayed Draw Canadian Term Loan Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Sagent Pharmaceuticals, a Wyoming corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Acknowledgment Agreements” means in respect of the Construction Contracts, the consent and acknowledgment agreement entered or to be entered into among the Administrative Agent and the parties to each such aforesaid agreement, each such consent and acknowledgement agreement to be in form and substance satisfactory to the Administrative Agent.

“Construction” means the construction of the real property and fixtures, as well as the acquisition and installation of the Project Equipment, all in accordance with the Plans and Specifications.

“Construction Contracts” means any contract between the Canadian Borrower and any Person for any work or services or the provision of any material for aggregate consideration greater than $5,000,000 in connection with the Project, including, without limitation, the General Contract and the Engineering Contract.

“Construction Schedule” means the schedule for the completion of each component of the Project as approved by the Administrative Agent, as it may be amended pursuant to the terms of this Agreement.

“Contingency” means the aggregate amount of contingency included in the Budget, whether shown as a separate line item or included as part of any other line item on the Budget.

“Control” means, other than for purposes of Section 5.12 and 5.16 and as used in the definition of Eligible Commercial Paper, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control” means, for purposes of Section 5.12 and 5.16 and as used in the definition of Eligible Bonds and Eligible Commercial Paper, the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC with respect to Deposit Accounts, and with respect to Deposit Accounts or a securities account located in Canada, subject to a first-priority perfected Lien in favor of Administrative Agent and a Deposit Account subject to a Deposit Account Control Agreement (as defined in a Canadian Security Document) or an account control agreement in favor of the Administrative Agent reasonably satisfactory to the Administrative Agent.

“Cost to Complete” means an estimate from time to time of the remaining expenditures (including, without limitation, an estimate of interest and other amounts, other than principal, to be paid by the Canadian Borrower hereunder with respect to the Delayed Draw Canadian Term Loans which will be required to complete the Project.

“Conversion Date” has the meaning assigned to such term in Section 9.20(a).

“Covenant Testing Period” means any period beginning on any date that either (a) a Default has occurred and is continuing or (b) Aggregate Availability is less than the Covenant Testing Threshold Amount and continuing until the first day after such date that (i) no Default has occurred and is continuing and (ii) Aggregate Availability is greater than or equal to the Covenant Testing Threshold Amount for thirty (30) consecutive days.

“Covenant Testing Threshold Amount” means the greater of (a) the greater of (i) 10.0% of the aggregate Revolving Commitments and (ii) $8,000,000 and (b) the then outstanding aggregate principal of the Canadian Term Loans and Delayed Draw Canadian Term Loans.

“CPR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) an amount equal to the aggregate principal amount of its Canadian Term Loans and Delayed Draw Canadian Term Loans outstanding, plus (c) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“DDN” means Dohmen Life Science Services (DLSS), f/k/a DDN/Obergfel, LLC.

“DDN Reserve” means a Reserve in respect of amounts owing to DDN equal to (i) at any time that Aggregate Availability is greater than or equal to the Cash Dominion Threshold Amount, the amount of due and accrued payables owing to DDN in excess of $5,000,000 and (ii) at any time that Aggregate Availability is less than the Cash Dominion Threshold Amount, the full amount of all due and accrued payables owing to DDN.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder or any other Loan Document, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or any other Loan Document (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Defined Benefit Plan” has the meaning set forth in Section 3.10(c).

“Delayed Draw Canadian Term Lenders” means, as of any date of determination, a Lender with any Delayed Draw Canadian Term Loan Commitment or any Delayed Draw Canadian Term Loans outstanding.

“Delayed Draw Canadian Term Loan Borrowing” means a Borrowing of a Delayed Draw Canadian Term Loan.

“Delayed Draw Canadian Term Loan Commitment” means (a) as to any Delayed Draw Canadian Term Lender, the commitment of such Delayed Draw Canadian Term Lender to make Delayed Draw Canadian Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Delayed Draw Canadian Term Lender, as applicable, and (b) as to all Delayed Draw Canadian Term Lenders, the aggregate commitment of all Delayed Draw Canadian Term Lenders to make Delayed Draw Canadian Term Loans, which aggregate commitment shall be CAD 27,710,833.92 on the Effective Date. After advancing the Delayed Draw Canadian Term Loan, the Delayed Draw Canadian Term Loan Commitments shall expire and be of no further effect.

“Delayed Draw Canadian Term Loan Funding Date” means each date that a portion of the Delayed Draw Canadian Term Loans are advanced by the Delayed Draw Canadian Term Lenders to the Canadian Borrower pursuant to clause (a)(iii) of Section 2.01.

“Delayed Draw Canadian Term Loans” means the Loans made to the Canadian Borrower pursuant to clause (a)(iii) of Section 2.01.

“Delayed Draw Canadian Term Loan Line Cap” means the lesser of (a) CAD 27,710,833.92 and (b) the sum of (i) the lesser of (A) CAD 10,200,000 and (B) 75% of the appraised “as completed” value of the Project (excluding any value attributed to the Project Equipment that is not part of the General Contract) plus (ii) 80% of (A) the aggregate invoice amount for all Project Equipment acquired prior to any date of determination that is Eligible Equipment that is not part of the General Contract plus (B) the aggregate invoice amount for all Project Equipment that is Eligible Equipment that is not part of the General Contract to be purchased in connection with the Delayed Draw Canadian Term Loan Borrowing on such date of determination.

“Deposit Account” means a Deposit Account (as defined in the U.S. Security Agreement or a Canadian Security Document, as applicable).

“Deposit Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition: (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or (c) is or may be redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof, in each case, on or prior to the date that occurs 91 days after the latest Maturity Date.

“Disqualified Institution” means (a) Persons that are reasonably determined by the Borrower Representative to be competitors of the Borrowers or their Subsidiaries and which have been specifically identified by the Borrower Representative to the Administrative Agent in writing prior to the date hereof (“Disqualified Competitors”) and (b) any of such Disqualified Competitors’ Affiliates to the extent such Affiliates (x) are clearly identifiable as affiliates of Disqualified Competitors on the basis of such Affiliates’ names and (y) are not bona fide debt investment funds that are Affiliates of Disqualified Competitors; provided that, solely with respect to the foregoing clause (a), the Borrower Representative, upon reasonable notice to the Administrative Agent after the date hereof, shall be permitted to supplement in writing by name the list of Persons that are Disqualified Competitors to the extent such supplemented Person is a competitor (or Affiliate thereof, other than a bona fide debt investment fund) of the Borrower Representative or their Subsidiaries, which supplement shall become effective two (2) days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans).

“Document” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Dollar Equivalent Amount” means the Equivalent Amount of any applicable calculation where dollars are the “first currency” in such calculation

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a U.S. Domestic Subsidiary or a Canadian Domestic Subsidiary.

“Drawdown Certificate” means a certificate from the Independent Construction Consultant , the Architect or the General Contractor, as applicable, substantially in the forms attached hereto as Exhibits F-4, F-6 and F-7, respectively.

“Drawdown Notice” means a notice and certificate from the Canadian Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Drug Product Candidates” means any and all drug product candidates or other potential drugs being investigated, evaluated and/or tested by or on behalf of Borrowers or the other Loan Parties (including any drug products subject to an ANDA), or any of them, at any time, whether pursuant to a license or other agreement with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract).

“Drugs” means any and all drugs owned, manufactured, licensed, marketed, sold and/or distributed by Borrowers or the other Loan Parties, or any of them, at any time, whether pursuant to a license with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract).

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, (vi) in each case to the extent calculated in good faith and factually supportable pursuant to documentation and analysis delivered to the Administrative Agent, the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, provided, that the aggregate amount added back to Net Income pursuant to this clause (vi) shall not exceed 10% of EBITDA, (vii) in each case to the extent incurred after the Effective Date and without duplication of clause (ix) below, the amount of other customary and reasonable accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred during such period in connection with any Acquisition, Investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder (whether or not any such transaction undertaken was completed), (viii) the amount of any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any Acquisition, Investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder, to the extent actually reimbursed, or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination, (ix) any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred in connection with the Transactions (as defined in the Existing Credit Agreement) that are paid or otherwise accounted for within 180 days of consummation of the Transactions (as defined in the Existing Credit Agreement) in an amount not to exceed $500,000, and (x) any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred in connection with the Transactions consummated on the Effective Date that are paid or otherwise accounted for within 180 days of consummation of the Transactions consummated on the Effective Date in an amount not to exceed $500,000, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings, the Borrowers and the other Loan Parties on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EDGAR” means SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is January 7, 2016.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of a U.S. Borrower or the Canadian Borrower which are not excluded as ineligible by virtue of one or more of the criteria set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest or Lien (other than Permitted Encumbrances of the type set forth in clause (a) or (e) of the definition thereof having priority by operation of law, in each case to the extent that the Administrative Agent has established a Reserve in respect of such Permitted Encumbrance as determined by the Administrative Agent in its Permitted Discretion) in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (other than Permitted Encumbrances of the type set forth in clause (a) or (e) of the definition thereof having priority by operation of law, in each case to the extent that the Administrative Agent has established a Reserve in respect of such Permitted Encumbrance as determined by the Administrative Agent in its Permitted Discretion);

(c) (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible (in, determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;

(e) which is owing by (i) an Account Debtor (other than Amerisource Bergen Corp., Cardinal Health Inc. and McKesson Corp.) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 20% of the aggregate amount of Eligible Accounts of all Borrowers or (ii) either Amerisource Bergen Corp., Cardinal Health Inc. and McKesson Corp. to the extent the aggregate amount of Accounts owing from each such Account Debtor to the Borrowers exceeds as of any date of determination (on an individual basis for such Account Debtor 50% (or such higher percentage as the Administrative Agent may establish for such Account Debtor from time to time in its Permitted Discretion);

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in any Collateral Document has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once (only to the extent the original due-date therefor is modified);

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Puerto Rico or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Puerto Rico, Canada, or any province or territory of Canada unless, in any such case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent;

(m) which is owed in any currency other than U.S. dollars or with respect to Accounts of the Canadian Borrower, Canadian dollars;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent, (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq., the “Assignment of Claims Act”), has been complied with to the Administrative Agent’s satisfaction, or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) accruals for (i) chargebacks, (ii) credits, (iii) cash discounts and (iv) rebates;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute, accruals for chargebacks, accruals for credits, accruals for cash discounts and accruals for rebates;

(s) which is evidenced by any promissory note, chattel paper or instrument;

(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w) which was created on cash on delivery terms; or

(x) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower Representative and the Lenders.

In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication of any other Reserve or eligibility criteria, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Bonds” means corporate bonds having, at such date of acquisition, a credit rating of at least A from S&P or A from Moody’s, held in a blocked securities account at Chase under the Control of the Administrative Agent or held in an account at another financial institution under the Control of the Administrative Agent and subject to an account control agreement in favor of the Administrative Agent reasonably satisfactory to the Administrative Agent.

“Eligible Commercial Paper” means investments in commercial paper set forth in clause (b) of the definition of Permitted Investments that are (a) held in a blocked securities account at Chase under the Control of the Administrative Agent or held in an account at another financial institution under the Control of the Administrative Agent and subject to an account control agreement in favor the Administrative Agent reasonably satisfactory to the Administrative Agent and (b) issued by Persons organized under the laws of any state in the United States.

“Eligible Equipment” means Project Equipment owned (or to be purchased) by the Canadian Borrower that meets (or will meet upon consummation of such purchase) each of the following requirements:

(a) the Canadian Borrower has good title to such Equipment;

(b) the Canadian Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent; such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);

(c) the full purchase price for such Equipment has been paid in cash by the Canadian Borrower;

(d) such Equipment is located at the Quebec Facility;

(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Canadian Borrower in the ordinary course of business of such Borrower;

(f) such Equipment is not subject to any agreement which restricts the ability of the Canadian Borrower to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;

(g) such Equipment does not constitute fixtures (or immovable property) under the applicable laws of the jurisdiction in which such Equipment is located; and

(h) the Administrative Agent has received a copy of the fully completed invoice (or comparable documentation reasonably satisfactory to the Administrative Agent) and other supporting documentation required by the Administrative Agent with respect to the purchase of such Equipment, all of which shall be reasonably acceptable to the Administrative Agent, and which shall evidence the purchase price of such Equipment.

The Administrative Agent shall have the right, in the exercise of its Permitted Discretion, to establish additional standards for Eligible Equipment, in each case upon the delivery of prior or contemporaneous notice (oral or written) of such new standard to the Borrower Representative.

“Eligible Inventory” means, at any time, the Inventory of a U.S. Borrower or the Canadian Borrower which is not excluded as ineligible by virtue of one or more of the criteria set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Borrower shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent under the laws of the jurisdiction of its location;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity or for which a lower of cost or market reserve has been taken, but only to the extent of such reserve;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in any Collateral Document has been breached or is not true and, without duplication to the extent reserved therefor, which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. (or with respect to the Canadian Borrower, Canada) or is in transit with a common carrier from vendors and suppliers, provided that, Inventory in transit not to exceed $12,000,000 (or such greater amount as the Administrative Agent may agree in its sole discretion) at any time from vendors and suppliers may be included as Eligible Inventory despite the foregoing provision of this clause (g) so long as (x) Aggregate Availability is greater than or equal to $25,000,000 and no Event of Default has occurred and is continuing or (y) if Aggregate Availability is less than $25,000,000 or an Event of Default has occurred and is continuing,

(i) the Administrative Agent (or customs broker acting as an agent for the Administrative Agent) shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of reasonably satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,

(ii) if the bill of lading is non-negotiable, the Administrative Agent shall be named as consignee in the bill of lading and the Administrative Agent shall have received a duly executed In Transit Inventory Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory,

(iii) if the bill of lading is negotiable, the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (2) confirmation that such Borrower has paid for the goods, and (3) an estimate from such Borrower of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve,

(iv) the common carrier is not an Affiliate of the applicable vendor or supplier, and

(v) the customs broker is not an Affiliate of any Borrower;

(h) which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by such Borrower as consignor;

(m) which is within six (6) months of its scheduled expiration date;

(n) which contains or bears any intellectual property rights licensed to such Borrower from a third party which agreement (i) restricts the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or (ii) would result in the Administrative Agent incurring any liability with respect to payment of royalties in excess of royalties applicable to such Borrower;

(o) which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p) for which reclamation rights have been asserted by the seller; or

(q) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower Representative and the Lenders.

In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Engineer” means the engineer for the Project named in the Project Documents, and its, his or her successors in interest.

“Engineer’s Contract” means that certain letter agreement between the Canadian Borrower and the Engineer with respect to the Project, as it may be amended in accordance with the terms of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Domestic Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any written contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” includes all permits, certificates, approvals, registrations and licenses issued by any Governmental Authority and relating to or required for the Construction and operation of the Project in compliance with all Environmental Laws.

“Equipment” has the meaning assigned to such term in the U.S. Security Agreement or, as applicable, in the Canadian Hypothec.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the Administrative Agent converting the first currency into the second currency at the close of business on the day prior to such date of determination in accordance with the Administrative Agent’s customary practice for commercial loans being administered by it or at such other rate as the Administrative Agent may determine in its sole discretion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Examination Threshold Amount” means Aggregate Availability shall be lesser than the greater of (a) the greater of (i) 30% of the aggregate Revolving Commitments and (ii) $22,500,000 and (b) the then outstanding Canadian Term Loans and Delayed Draw Canadian Term Loans.

“Excluded Account” means (i) petty cash accounts for which the aggregate balance does not exceed $250,000, (ii) tax, escrow and trust accounts, and (iii) payroll, workers compensation, fiduciary and other employee wage and benefit accounts.

“Excluded Assets” means (a) all leasehold interests (except that the Loan Parties shall be required to deliver landlord waivers, estoppels and Collateral Access Agreements to the extent (if any) the delivery thereof shall be required for assets at any applicable locations to constitute “Eligible Inventory” to the extent the Loan Parties elect (in their sole discretion) to include such assets in the Borrowing Base), (b) governmental licenses or state or local franchises, charters and authorizations to the extent a security interest therein is prohibited or restricted by applicable law, (c) pledges and security interests prohibited or restricted by applicable law (with no requirement to obtain the consent of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act, the Financial Administration Act (Canada) or any similar statute to the extent that the applicable Loan Party has not complied with the applicable law in order to eliminate such prohibition or restriction), (d) any lease, license, permit or agreement or any property subject to such lease, license, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law), other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition, (e) any assets to the extent a security interest in such assets could result in adverse tax consequences or adverse regulatory consequences, in each case, as reasonably determined by Borrower Representative in consultation with the Administrative Agent, (f) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (g) interests in joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of third parties, (h) any property subject to a purchase money financing permitted to be incurred pursuant to the Loan Documents, to the extent that a grant of a security interest in such property would violate or invalidate such financing, (i) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as reasonably determined by the Administrative Agent, (j) margin stock, (k) solely with respect to the U.S. Secured Obligations, voting Equity Interests of any CFC or FSHCO in excess of 65% of any such class of Equity Interests (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such CFC or FSHCO for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences in the reasonable opinion of the Borrower Representative in consultation with the Administrative Agent), (l) any fee interest in owned real property with a fair market value of less than $1,000,000, (m) Excluded Accounts, (n) all vehicles or other assets subject to certificates of title (other than such vehicles or assets located in Canada) and (o) except as may be required under the Loan Documents with respect to assets included in the Borrowing Base, any assets located outside the United States or Canada or assets that require action under the laws of any jurisdiction other than a jurisdiction in the United States or Canada to create or perfect a security interest or Lien in such assets, including any intellectual property registered in any jurisdiction other than the United States or Canada.

“Excluded Subsidiary” means (a) any Subsidiary to the extent the provision of a Guarantee hereunder by such Subsidiary could result in adverse tax consequences as reasonably determined by a Borrower Representative in consultation with the Administrative Agent, (b) any Subsidiary to the extent a Guarantee hereunder by such Subsidiary is prohibited or restricted by contracts or applicable law (including any requirement to obtain Governmental Authority or regulatory authority or third party consent, approval, license or authorization) on the Effective Date or on the date of Acquisition of such Subsidiary (so long as such prohibition or restriction is not created or entered into in contemplation of or in connection with such Person becoming a Subsidiary) (including Sagent Strides and SCP), (c) any U.S. Domestic Subsidiary that has no material liabilities and owns no material assets other than Equity Interests, of one or more Foreign Subsidiaries that is a “controlled foreign corporation” (in each case, a “CFC”) as defined in Section 957 of the Code and assets incidental or related thereto such as intercompany debt of any CFC (each a “FSHCO”) and (d) any other Subsidiary to the extent the Borrowers and the Administrative Agent determine that the cost and/or burden of obtaining a Guarantee of the Obligations by such Subsidiary outweighs the benefits provided thereby.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission or the SEC (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) that are Other Connection Taxes or (iii) that are branch profits Taxes imposed by the United States; (b) in the case of a Lender, U.S. Federal and Canadian federal and provincial withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender or a Beneficial Owner with respect thereto acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender or Beneficial Owner changes its lending office (other than a change made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) U.S. Federal and Canadian withholding Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of Original Effective Date among the Company, certain of the Loan Parties, certain of the Lenders and the Administrative Agent; as amended by that certain Amendment No. 1 to Credit Agreement among such Persons dated as of April 6, 2015.

“Existing Loan Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement).

“Existing Quebec Mortgage Debt” means all Indebtednesss owing by Canadian Borrower to Business Development Bank of Canada in the aggregate amount of CAD 2,289,166.08 plus accrued interest.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into with respect thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the United States Food and Drug Administration and Health Canada.

“FDA Laws” means all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, letters, notices or binding agreements issued, promulgated or entered into, relating in any way to the contemplated or actual sale, distribution, manufacture, commercialization, testing, evaluation or other use of drugs (whether prescription or non-prescription and whether for investigational or any other use), drug candidates, foods, medical devices, cosmetics, biologics, dietary supplements, or any other substances regulated by a Federal, State, provincial, territorial or local Governmental Authority used, or intended to be used, in the treatment, diagnosis, or cure of any disease, sickness, or condition or to improve or foster human health and welfare. FDA Laws includes, but is not limited to, the Food and Drugs Act (Canada), all regulations promulgated by Health Canada and all other laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, letters, notices or binding agreements issued, promulgated or entered into, relating in any way to the contemplated or actual sale, distribution, manufacture, commercialization, testing, evaluation or other use of Drugs and/or Drug Product Candidates, as those terms are defined herein.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixed Charge Coverage Ratio” means, at any date, the ratio as determined for Holdings, the Borrowers and the other Loan Parties of (a) EBITDA minus the unfinanced portion of Capital Expenditures minus expenses for taxes paid in cash minus dividends or distributions paid in cash minus Capital Lease Obligation Payments to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For purposes of this Agreement, the unfinanced portion of Capital Expenditures shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received by Holdings (and concurrently contributed to the applicable Loan Party) in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds or consideration received from any sale, trade in or other disposition of any Loan Party’s assets (other than assets constituting Collateral consisting of Inventory and Accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds (or committed to be reinvested within twelve (12) months of receipt of such proceeds and actually reinvested within eighteen (18) months of such receipt), (ii) any such expenditures which constitute a Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness actually made, all calculated for Holdings, the Borrowers and the other Loan Parties on a consolidated basis in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Force Majeure” means any event or circumstance beyond the reasonable control of and without the fault or negligence of the Person claiming force majeure (the “Affected Party”), including, without limitation, war, hostilities (whether or not war is declared), terrorism, chemical or nuclear contamination, blockades, embargoes, flooding, lightning, earthquakes, cyclones, fire, explosions and other catastrophic phenomenon of nature, strikes (excluding strikes undertaken by employees covered by a collective agreement or expired collective agreement to which the Affected Party is a majority controlling signatory and illegal strikes and strikes occurring as a result of grievances and strikes or labour problems which are within the control of the Affected Party or any of its subcontractors), lock-outs (including lock-outs decreed or recommended for its members by a recognized contractors’ association, of which the Affected Party is a member or to which the Affected Party is otherwise bound, but excluding lock-outs of employees covered by a collective agreement or expired collective agreement to which the Affected Party is a majority controlling signatory and lock-outs within the control of the Affected party or any subcontractors of the Affected Party), severe weather conditions that were not reasonably foreseeable, and accidents or interruptions to transportation. Notwithstanding the foregoing, an event of Force Majeure does not include: (i) equipment failure due to wear and tear or design or manufacturing defect; (ii) unavailability of funds or financing that is meant to be provided by the Affected Party; (iii) conditions of national or local economies or markets’; (iv) failure of any subcontractor to perform for reasons other than those listed in the prior sentence; and (v) failure or delays in obtaining permits.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a U.S. Domestic Subsidiary.

“FSHCO” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“General Contract” means the cost plus contract (with guaranteed maximum price option) between the Canadian Borrower and the General Contractor in the form of the Standard Construction Document of the Canadian Construction Documents Committee CCDC 3-1998 with respect to the Project, as it may be modified (subject to the Administrative Agent’s reasonable consent) to address the acquisition and installation of certain Project Equipment as provided in the Budget.

“General Contractor” means Groupe Geyser Inc. and its successors and assigns in interest.

“General Intangibles” has the meaning assigned to such term in the U.S. Security Agreement.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means the U.S. Guaranteed Obligations plus the Canadian Guaranteed Obligations.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical, in each case that is regulated under Environmental Law.

“Holdings” means Sagent Pharmaceuticals, Inc., a Delaware corporation.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred in the ordinary course of business or obligations of such Person for earnouts, deferred purchase price consideration and similar payment obligations (unless such earnouts, deferred purchase price consideration or similar payment obligations are required to be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, in which case such obligations shall constitute Indebtedness under this Agreement in all cases), purchase price adjustments and profit sharing arrangements until such time as the amount of any such payments are reasonably determined and not contested in good faith. The amount of Indebtedness of any Person in which recourse is limited to an identified asset shall be equal to the lesser of (i) the unpaid amount of such obligation and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Construction Consultant” means such independent construction consultant appointed by the Administrative Agent from time to time.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Instruments” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Intangible” means all personal property, including choses in action, that is not goods, chattel paper, documents of title, instruments, money or investment property.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings, the Borrowers and the other Loan Parties for such period with respect to all outstanding Indebtedness of Holdings, the Borrowers and the other Loan Parties (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings, the Borrowers and the other Loan Parties for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, and (b) with respect to any Non-Base Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Non-Base Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to (a) any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and (b) any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding date in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that in each case, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“Investment Policy” means the investment policy of Holdings and its Subsidiaries that was delivered to the Administrative Agent prior to the Effective Date, as amended from time to time, provided that the Company delivers any such amendments after the Effective Date to the Administrative Agent, which investment policy (as amended) shall be reasonably satisfactory to the Administrative Agent.

“Investment Property” has the meaning assigned to such term in the U.S. Security Agreement or a Canadian Security Document, as applicable.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means the U.S. Issuing Bank and/or the Canadian Issuing Bank, as the context requires.

“ITA” means the Income Tax Act (Canada).

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Judgment Currency” has the meaning assigned to such term in Section 9.20(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.20(a).

“Lands” means the lands and immovable property located in Montreal, Quebec, Canada, on which the Quebec Facility is to be constructed, and which are described in additional detail on Schedule L.

“Latest DDCTL Date” means the two year anniversary of the Effective Date.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means the U.S. LC Exposure or the Dollar Equivalent Amount of the Canadian LC Exposure, as the context requires.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means U.S. Letters of Credit and/or Canadian Letters of Credit, as the context requires.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Licenses” means all permits, approvals or licenses required, if any, by any Governmental Authority for the Construction of the Project, the operation and maintenance of the Project.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothec (whether legal or conventional), hypothecation, encumbrance, charge, option or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, any Obligation Guaranty, and all other agreements or instruments executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each U.S. Loan Party and/or each Canadian Loan Party, as the context requires.

“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee may, at the election of the Administrative Agent, be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, U.S. Loan Parties, Canadian Loan Parties, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Lock Box Agreements” shall have the meaning assigned to such term in Section 5.12.]

“Lock Boxes” shall have the meaning assigned to such term in Section 5.12.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition, of Holdings, the Borrowers and the other Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means any Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Domestic Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Domestic Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Domestic Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest of (a) October 31, 2019, (b) in the event that any Indebtedness is incurred under Section 6.01(l) with a scheduled maturity date on or prior to the date set forth in clause (a) above, the date that is 180 days before the scheduled maturity date of any such Indebtedness incurred under Section 6.01(l), or (c) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Required Equity” shall have the meaning provided in Schedule 4.03.

“Minor Change” means any change to the Plans and Specifications which satisfies all of the following conditions: (a) the increase or decrease in Project Costs represented by such proposed change does not exceed when combined with the sum of all previous increases and decreases, CAD 2,750,000; (b) the size of the Project will not be materially decreased and neither the number of parking spaces will be materially decreased nor the number of access drives will be decreased; (c) the value, utility or mechanical, structural or architectural integrity of the Project shall not be diminished; (d) the acreage of the Lands will not be materially reduced; (e) the quality of the Project will not be materially changed; (f) the change shall not require any change or modification to or amendment of the Permits or Licenses issued for the Construction of the Project (but the change may require issuance of a separate building permit so long as that issuance would not reasonably be expected to delay Project Substantial Completion by greater than 5 days); (g) the Architect and the General Contractor have approved the change in writing and (h) written notice of such change is given to the Administrative Agent within a reasonable period of time thereafter (but in any event, no later than the first draw request made thereafter by the Canadian Borrower for Delayed Draw Canadian Term Loan Borrowings); provided, however, if the change has no effect upon the Budget or Project Costs and is of such a minor nature that no written record of such change is made, no notice need be provided to the Administrative Agent thereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed of immovable hypothec, universal hypothec or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings, the Borrowers and the other Loan Parties, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Loan Party or is merged into or consolidated with Holdings or any other Loan Party, (b) the income (or deficit) of any Person (other than a Loan Party) in which Holdings or any other Loan Party has an ownership interest, except to the extent that any such income is actually received by the Company or such Loan Party in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Loan Party.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to (i) any Prepayment Event described in clause (a) of the definition thereof, the cash proceeds received from such sale, transfer or other disposition net of (A) the costs and expenses of such sale (including fees and commissions and payments of unassumed liabilities relating to the assets sold), (B) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Collateral Documents) which is secured by the respective assets which were sold, (C) taxes paid or reasonably estimated to be payable as a result thereof, (D) any funded escrow established pursuant to the documents evidencing any such sale, transfer or other disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Canadian Loan Party, such amounts, net of any related expenses shall constitute Net Proceeds) and (E) without duplication of clause (D), the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities and (ii) any Prepayment Event described in clause (b) of the definition thereof, the cash proceeds received from such casualty, damage or taking, net of (A) costs, expenses and taxes incurred in connection with such event and (B) any funded escrow established in connection with any such event (provided that to the extent that any amounts are released from such escrow to a Canadian Loan Party, such amounts, net of any related expenses shall constitute Net Proceeds.

“Non-Base Rate Loan” means (a) with respect to U.S. Revolving Loans (and calculations of interest with respect to U.S. LC Exposure), Eurodollar Loans, and (b) with respect to Canadian Revolving Loans (and calculations of interest with respect to Canadian LC Exposure), Canadian Term Loans and Delayed Draw Canadian Term Loans, in each case, to the extent denominated in U.S. Dollars, Eurodollar Loans, and (c) with respect to Canadian Revolving Loans (and calculations of interest with respect to Canadian LC Exposure), Canadian Term Loans and Delayed Draw Canadian Term Loans, in each case, to the extent denominated in Canadian Dollars, CDOR Loans.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligation Currency” has the meaning assigned to such term in Section 9.20(a).

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” means the U.S. Obligations plus the Canadian Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Original Effective Date” means October 31, 2014.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” means a U.S. Overadvance and/or a Canadian Overadvance, as the context requires.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Condition” means, with respect to any proposed action on any date, a condition that is satisfied if either (a) after giving effect to such proposed action as if it occurred on the first day of the Pro Forma Period, the pro forma Aggregate Availability shall be greater than 25.0% of the aggregate Revolving Commitments at all times during the Pro Forma Period or (b) after giving effect to such proposed action as if it occurred on the first day of the Pro Forma Period, both (i) the pro forma Aggregate Availability shall be greater than 17.5% of the aggregate Revolving Commitments at all times during the Pro Forma Period and (ii) the Fixed Charge Coverage Ratio, computed on a pro forma basis after giving effect to the proposed action, for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.10 to 1.00.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means (a) the filing of a notice of interest to terminate in whole or in part a Defined Benefit Plan or the treatment of a Defined Benefit Plan amendment as a termination or partial termination; or (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Defined Benefit Plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Defined Benefit Plan.

“Permits” means all permits, license, certificates, approvals, registrations, or the like issued by any Governmental Authority, and includes any Environmental Permits.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) immediately after giving effect to the Acquisition, the Loan Parties shall be in compliance with Section 6.03(b);

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, no Default or Event of Default exists or would result therefrom;

(d) as soon as available, but not less than (i) ten (10) days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (A) notice of such Acquisition and (B) if the aggregate consideration for such purchase or acquisition is greater than $5,000,000, a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Aggregate Availability projections and (ii) five (5) Business Days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent a near-final draft of the purchase agreement for such Acquisition;

(e) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement;

(f) if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party shall acquire such assets;

(g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h) (i) if such Acquisition involves a merger or a consolidation involving a Borrower, either (A) such Borrower shall be the surviving entity or (B) the surviving entity shall become a Borrower, or (ii) if such Acquisition involves a merger or a consolidation involving a Loan Party that is not a Borrower, either (A) such Loan Party shall be the surviving entity or (B) the surviving entity shall become a Loan Party;

(i) the Borrower Representative shall certify to the Administrative Agent and the Lenders (and, for Acquisitions for which the aggregate consideration for such purchase or acquisition is greater than $5,000,000, provide the Administrative Agent and the Lenders with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) that, after giving effect to the completion of such Acquisition, the Payment Condition shall be satisfied with respect to such Acquisition;

(j) all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.15 shall have been taken or, within the times specified therein, will be taken; and

(k) the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition promptly, upon the request therefor from the Administrative Agent following the consummation of such Acquisition.

Notwithstanding the foregoing, it is agreed and understood that the Accounts and Inventory acquired in connection with a Permitted Acquisition shall not be included in the determination of the Borrowing Base until the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment. With respect to adjusting or establishing additional Reserves, such Permitted Discretion will be as appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the Borrowing Base and the aggregate value of the Collateral or the validity or enforceability of the Loan Documents or the material rights and remedies of the Secured Parties.

“Permitted Earnouts” of a Person means any earnout payment or similar obligations of such Person incurred in connection with an Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Domestic Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, credit rating obtainable of at least A+ from S&P, A1 from Moody’s or P1 from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof or Canada or any province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P and Aaa by Moody’s;

(f) investments consisting of cash; and

(g) other similar short-term Investments permitted by the Investment Policy.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans and Specifications” means the plans and specifications for the development and Construction of the Project as of the date of this Agreement, as the same may be amended from time to time, but only as permitted under this Agreement.

“Post-Closing Date Project Documents” means, collectively, the Construction Contracts in relation to the Project and related Consent and Acknowledgement Agreements and the Post-Closing Date Required Approvals, all as may be amended from time to time in accordance with their respective terms and the requirements of this Agreement.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, “PPSA” means the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Canadian Loan Party, other than dispositions described in Section 6.05 (other than dispositions described in Section 6.05(i)), in excess of $500,000 in the aggregate for any year; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Canadian Loan Party.

“Prime Rate” means (a) for the purpose of Loans made available to the U.S. Borrowers, the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City, and (b) for the purpose of U.S. Dollar denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Chase Canada as its U.S. “base rate” for U.S. Dollar denominated commercial loans made in Canada. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or any other Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property) and all unfunded wind-up or solvency deficiency amounts under, and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation other than amounts included in the Wage Earner Protection Act Reserve, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or rank pari passu with any Liens granted to the Administrative Agent now or in the future.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Pro Forma Period” means the period commencing with the last full month for which financials are available prior to the date of any proposed action and ending on the date of such proposed action

“Project” means the construction, completion and commissioning of the Quebec Facility and related parking and other improvements or immovables, and the purchase and installation of the Project Equipment all as described in the Plans and Specifications, and all work, material and Required Approvals required to fully complete, occupy and operate the Quebec Facility for its intended uses.

“Project Costs” means the costs to complete the Project (which as of the date hereof are contemplated to be CAD 37,800,000 pursuant to the Budget) and include all hard and soft costs of the Project, including, without limitation: (a) the acquisition costs of the Lands; (b) construction costs relating to the Quebec Facility, including, without limitation, under the Construction Contracts; (c) other ancillary construction costs outside the scope of the Construction Contracts; (d) Project commissioning costs; (e) construction and development costs for permitting, legal, preliminary engineering, feasibility analysis and other related Project costs; (f) interest with respect to the Delayed Draw Canadian Term Loans payable on or after the Effective Date through Project Substantial Completion; (g) engineering and professional fees; (h) cost of the services of Independent Construction Consultant; (i) overall Project contingency allowance; (j) fees payable to the Title Company in respect of the Title Policy and other fees and expenses incurred by the Administrative Agent in connection with disbursing Delayed Draw Canadian Term Loans; and (k) costs of equipping and furnishing the Quebec Facility including the purchase and installation of the Project Equipment.

“Project Document” means the Closing Date Project Documents.

“Project Equipment” means the equipment described on Schedule P attached hereto, and the projected cost of which is included in the Budget.

“Project Substantial Completion” means that all of the following have first occurred with respect to the Project: (a) the Project has been substantially completed in all material respects in accordance with the Construction Contracts and the Plans and Specifications; (b) the Administrative Agent has received executed Substantial Completion Certificates from the Canadian Borrower, the Architect and the Independent Construction Consultant; (c) the Administrative Agent shall be reasonably satisfied that substantially all of the furniture, fixtures, fittings, Equipment and articles of personal property called for by the Plans and Specifications, or, if not encompassed by the Plans and Specifications, reasonably necessary for the operation and maintenance of the Quebec Facility as a Drug manufacturing facility, have been installed and are operational in all material respects; (d) the applicable Governmental Authority has issued a certificate of occupancy with respect to each and every portion of the Project permitting the Project to be used for its intended use (the “Certificate of Occupancy”); (e) the Canadian Borrower and the General Contractor have each certified to the Administrative Agent in writing that the Project has been substantially completed in compliance with the Plans and Specifications in all material respects and in a good and workmanlike manner, free and clear of any Liens or other encumbrances (other than the Liens in favor of the Agent and Permitted Encumbrances); and (f) each and every portion of the Project can otherwise be legally used and occupied for its intended purpose in compliance in all material respects with all Requirements of Law.

“Project Total Completion” means that the Project has been completed in compliance with the Construction Contracts and in accordance with the Plans and Specifications, and as certified (in form reasonably satisfactory to Administrative Agent) by (each to the extent applicable to such Person’s work on the Project), the Independent Construction Consultant, the Architect, the General Contractor and each Person (other than the Canadian Borrower) party to a Construction Contract that includes as a material element thereof the installation of any material item of Project Equipment included in the General Contract at the Project.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” means a U.S. Protective Advance and/or a Canadian Protective Advance, as the context requires.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Quebec Facility” means that certain facility to be paid for with the proceeds of the Canadian Term Loan and Delayed Draw Canadian Term Loan, designed for the manufacture and distribution of Drugs by the Canadian Borrower, together with associated parking, landscaping, signage and utilities.

“Receivables” means the Accounts, Chattel Paper, Documents, Instruments, Investment Property and any other rights or claims to receive money which are General Intangibles or Intangibles or which are otherwise included as Collateral.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Approvals” means the Closing Date Required Approvals and the Post-Closing Date Required Approvals, which for greater certainty shall collectively constitute all Permits and Licenses together with any other consents, certificates, registrations, franchises, rights, privileges, approvals and/or agreements required in order for the Canadian Borrower to undertake the Project and to conduct its business there.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and aggregate unused Commitments at such time; provided that as long as there are only two Lenders (including Affiliates in such calculation as one Lender) Required Lenders shall mean both Lenders.

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposure and aggregate unused Commitments at such time; provided that as long as there are only two Revolving Lenders (including Affiliates in such calculation as one Lender) Required Revolving Lenders shall mean both Revolving Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, without duplication, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, the Priority Payable Reserve, the Wage Earner Protection Act Reserve, Banking Services Reserves, reserves for rent (not in excess of the amount of rent required under relevant state or provincial law) at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges (including, without limitation, the DDN Reserve), reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Domestic Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any option, warrant or other right to acquire any such Equity Interests in Holdings.

“Restricted Subsidiary” means any Subsidiary of a Borrower other than an Unrestricted Subsidiary.

“Revolving Borrowing” means a U.S. Revolving Borrowing and/or a Canadian Revolving Borrowing, as the context requires.

“Revolving Commitment” means the U.S. Revolving Commitment and/or the Canadian Revolving Commitment, as the context requires. The initial aggregate amount of the Lenders’ Revolving Commitments is $80,000,000.

“Revolving Exposure” means U.S. Revolving Exposure and/or the Dollar Equivalent Amount of Canadian Revolving Exposure, as the context requires.

“Revolving Lender” means a U.S. Revolving Lender and/or a Canadian Revolving Lender, as the context requires.

“Revolving Loans” means a U.S. Revolving Loan and/or a Canadian Revolving Loan, as the context requires.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sagent Strides” means Sagent Agila, LLC, a Wyoming limited liability company.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada, the Government of any province or territory of Canada or by the United Nations Security Council, the European Union or any EU member state (including Her Majesty’s Treasury of the United Kingdom), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) the Government of Canada.

“SCP” means Sagent (China) Pharmaceuticals Co. Ltd.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means the U.S. Secured Obligations plus Canadian Secured Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the permitted successors and assigns of each of the foregoing.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Solidary Claim” has the meaning assigned to such term in Section 8.01.

“Specified Default” means an Event of Default under clauses (a), (b), (d) (but only with respect to a failure to perform the financial covenant set forth in Section 6.12), (h) or (i) of Article VII.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held , or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings or a Loan Party, as applicable.

“Substantial Completion Certificates” means (a) a certificate of the Canadian Borrower in form and substance reasonably satisfactory to the Administrative Agent, (b) a certificate of the Independent Construction Consultant in form and substance reasonably satisfactory to the Administrative Agent; (c) a certificate of the Architect in form and substance reasonably satisfactory to the Administrative Agent; and (d) a certificate of the General Contractor in form and substance reasonably satisfactory to the Administrative Agent, verifying and confirming that the Project has been substantially completed in accordance with the Construction Contracts and the Plans and Specifications.

“Substantial Completion Date” shall have the meaning provided in Section 13 of Schedule 4.03.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 66.6% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.

“Survey” means an ALTA survey (or, with respect to any real (immovable) property located in Canada, a survey complying with the Registry Act (Ontario), the Surveyors Act (Ontario) and the regulations thereunder, or a certificate of location complying with the Land Surveyors Act (Québec) and the regulations thereunder, or similar legislation of any other province or territory) prepared by a surveyor duly registered and licensed in the state, province or territory in which such real (immovable) property is located and reasonably acceptable to the Administrative Agent, and, subject to the Land Surveyors Act (Québec) and usual practice for the Province of Québec, shows all buildings and other improvements or immovables, any offsite improvements or immovables, the location of any easements, servitudes, parking spaces, building setback lines and other dimensional regulations.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Loan Parties shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means U.S. Swingline Lender and/or Canadian Swingline Lender, as the context requires

“Swingline Loan” means a U.S. Swingline Loan and/or a Canadian Swingline Loan, as the context requires.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” means Chicago Title Insurance Company and its successors in interest.

“Title Policy” means the loan policy of title insurance (including, as regards any Canadian title policy, an endorsement by the insurer to the effect that any loss that would have been insured under the insurer’s ALTA form of policy will be covered) in the amount of the appraised as-built value of the Lands and completed Quebec Facility to be issued to the Administrative Agent for its benefit and that of the Lenders and the other Secured Parties by the Title Company in accordance with the Administrative Agent’s written instructions (including all endorsements thereto required by the Administrative Agent), as the same may be amended, modified or endorsed from time to time in accordance with the Administrative Agent’s written instructions.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the CDOR Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (a) any Subsidiaries of a Borrower designated by the board of directors of such Borrower as an “Unrestricted Subsidiary” pursuant to Section 5.13, and (b) any Subsidiary of any of the foregoing.

“U.S.” means the United States of America.

“U.S. Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate U.S. Revolving Commitments minus Reserves and (ii) the U.S. Borrowing Base minus (b) the Aggregate U.S. Exposure minus (c) the total Canadian Revolving Exposure as of such date (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding U.S. Revolving Borrowings).

“U.S. Available Exposure” means, at any time, an amount equal to (a) the U.S. Borrowing Base minus (b) the Aggregate U.S. Exposure minus (c) Canadian Revolving Exposure.

“U.S. Borrowers” means the Company and any other parties that become a party hereto as a “U.S. Borrower.”

“U.S. Borrowing Base” means the sum of (a) 100% of the U.S. Borrowers’ cash maintained either (i) in a blocked deposit or securities account at Chase under the Control of the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) in blocked accounts subject to a Deposit Account Control Agreement in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, plus (b) 95% of the U.S. Borrowers’ cash in a blocked money market Deposit Account at Chase under the Control of the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, plus (c) 95% of the U.S. Borrowers’ Eligible Commercial Paper, plus (d) 85% of the U.S. Borrowers’ Eligible Bonds, plus (e) 85% of the U.S. Borrowers’ Eligible Accounts, plus (f) the lesser of (i) 75% of the U.S. Borrowers’ Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the U.S. Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (g) Reserves. The Administrative Agent may, in its Permitted Discretion, establish and adjust Reserves.

“U.S. Collateral Deposit Account” has the meaning assigned to such term in Section 5.12.

“U.S. Collection Account” has the meaning assigned to such term in Section 5.12.

“U.S. Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01(b).

“U.S. Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“U.S. Issuing Bank” means (a) Chase, in its capacity as the issuer of U.S. Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The U.S. Issuing Bank may, in its discretion, arrange for one or more U.S. Letters of Credit to be issued by its Affiliates, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate (it being agreed that such U.S. Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such U.S. Letters of Credit).

“U.S. LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding U.S. Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to U.S. Letters of Credit that have not been reimbursed by or on behalf of an Applicable Borrower. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the aggregate U.S. LC Exposure.

“U.S. Letters of Credit” means the letters of credit issued pursuant to this Agreement for the account of the U.S. Borrowers, and the term “U.S. Letter of Credit” means any one of them or each of them singularly, as the context may require.

“U.S. Loan Guarantor” means each Person that has Guaranteed the U.S. Secured Obligations.

“U.S. Loan Parties” means U.S. Borrowers, U.S. Loan Guarantors (including Holdings), each Person that has Guaranteed the U.S. Secured Obligations, and any other Person who becomes a U.S. Borrower or U.S. Loan Guarantor and their successors and assigns.

“U.S. Loans” means the U.S. Protective Advances, the U.S. Revolving Loans, and the U.S. Swingline Loans.

“U.S. Lock Box Agreement” has the meaning assigned to such term in Section 5.12.

“U.S. Lock Boxes” has the meaning assigned to such term in Section 5.12.

“U.S. Obligations” means all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the U.S. Loan Parties or any other Person to any of the Lenders, the Administrative Agent, the U.S. Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the U.S. Loans made or reimbursement or other obligations incurred or any of the U.S. Letters of Credit or other instruments at any time evidencing any thereof.

“U.S. Overadvance” has the meaning assigned to such term in Section 2.05(b).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advances” has the meaning assigned to such term in Section 2.04.

“U.S. Revolving Borrowing” means a Borrowing of U.S. Revolving Loans.

“U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit, U.S. Overadvances and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each U.S. Revolving Lender’s U.S. Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as applicable. The initial aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Commitments is $80,000,000.

“U.S. Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s U.S. Revolving Loans, U.S. LC Exposure and U.S. Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of U.S. Overadvances outstanding at such time.

“U.S. Revolving Lender” means, as of any date of determination, a Lender with any U.S. Revolving Commitment or, if all the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Exposure.

“U.S. Revolving Loan” means a Loan made to U.S. Borrowers pursuant to Section 2.01(a).

“U.S. Secured Obligations” means all U.S. Obligations, together with all (i) Banking Services Obligations owing by U.S. Loan Parties and (ii) Swap Agreement Obligations owing by U.S. Loan Parties owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “U.S. Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“U.S. Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Original Effective Date, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time. The U.S. Swingline Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the aggregate U.S. Swingline Exposure at such time.

“U.S. Swingline Lender” means Chase U.S., in its capacity as lender of U.S. Swingline Loans hereunder. Any consent required of the Administrative Agent or the U.S. Issuing Bank shall be deemed to be required of the U.S. Swingline Lender and any consent given by Chase U.S. in its capacity as the Administrative Agent or U.S. Issuing Bank shall be deemed given by Chase U.S. in its capacity as U.S. Swingline Lender.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by the Administrative Agent in such amount as the Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of the Administrative Agent.

“Weekly Reporting Period” means any period beginning on any date that Aggregate Availability is less than the Weekly Reporting Threshold Amount and continuing until such date that Aggregate Availability is greater than or equal to the Weekly Reporting Threshold Amount for thirty (30) consecutive days.

“Weekly Reporting Threshold Amount” means the greater of (i) 15.0% of the aggregate Revolving Commitments and (ii) $12,000,000.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to “knowledge” of any Loan Party means the actual knowledge of any senior officer of such Loan Party. For purposes of determining compliance with any Section of Article VI at any time, in the even that any Indebtedness, Lien, investment, loan, advance, guarantee, acquisition, asset sale or restricted payment meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as reasonably determined, without duplication, by the Borrowers at such time.

For purposes of any Collateral located in the Province of Quebec or charged by any Canadian Hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) a “land surveyor” shall be deemed to include an “arpenteur-géomètre”; and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Loan Party makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrowers most recently ended, Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of such Borrower), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.07 Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, valuations, comparisons, measurements or determinations under this Agreement shall be made in dollars. For the purpose of such calculations, valuations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Dollar Equivalent Amount on the date of calculation, comparison, measurement or determination. Unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in dollars and, therefore, each other currency shall be converted into the Dollar Equivalent Amount.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein,

(i) each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans in dollars to the U.S. Borrowers and each Canadian Revolving Lender severally agrees to make Canadian Revolving Loans, at the Canadian Borrower’s option, in either CAD or dollars to the Canadian Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Applicable Lender’s Revolving Exposure exceeding such Applicable Lender’s U.S. Revolving Commitment and/or Canadian Revolving Commitment, as applicable, (B) the Aggregate Revolving Exposure exceeding the lesser of (x) the sum of the aggregate Revolving Commitments and (y) the Aggregate Borrowing Base, (C) the Aggregate U.S. Exposure exceeding (x) the lesser of (1) the sum of U.S. Revolving Commitments minus Reserves and (2) (I) the U.S. Borrowing Base minus (II) Canadian U.S. Utilization minus (y) Canadian Revolving Exposure or (D) the Canadian Revolving Exposure exceeding the lesser of (x) Canadian Revolving Commitments and (y) (1) Canadian Borrowing Base plus (2) the U.S. Available Exposure, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and permit Overadvances pursuant to the terms of Sections 2.04 and 2.05,

(ii) each Canadian Term Lender severally (and not jointly) agrees to make a Canadian Term Loan to the Canadian Borrower on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment in each case by making immediately available funds available to the Administrative Agent’s designated account, and

(iii) each Delayed Draw Canadian Term Lender severally agrees to make Delayed Draw Canadian Term Loans to the Canadian Borrower, in an amount up to such Lender’s Delayed Draw Canadian Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account from time to time, upon the satisfaction (or waiver pursuant to Section 9.02) of the conditions precedent to the funding of each Delayed Draw Canadian Term Loan Borrowing as set forth in Section 4.03; provided, however, that if the Delayed Draw Canadian Term Loans are not fully funded on or prior to the Latest DDCTL Date, then the Delayed Draw Canadian Term Loan Commitments shall automatically expire and no further Delayed Draw Canadian Term Loans shall be funded absent the written consent to the contrary of all Delayed Draw Canadian Term Lenders.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans without premium or penalty (subject to the terms hereof, including Section 2.16). Amounts repaid or prepaid in respect of Canadian Term Loans and Delayed Draw Canadian Term Loans may not be reborrowed.

(b) [Intentionally Omitted].

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing and Delayed Draw Canadian Term Loan Borrowing shall be comprised entirely of Base Rate Loans or Non-Base Rate Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as Base Rate Borrowings but may be converted into Non-Base Rate Borrowings in accordance with Section 2.08. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Non-Base Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Each Canadian Loan shall be made in Canadian Dollars (as Canadian Prime Rate Loans or CDOR Rate Loans) or dollars (as ABR Loans or Eurodollar Loans) only. Each U.S. Loan shall be made in dollars (as ABR Loans or Eurodollar Loans) only.

(c) At the commencement of each Interest Period for any Non-Base Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or CAD 100,000 in the case or CDOR Rate Loans) and not less than $500,000 (or CAD 500,000 in the case of CDOR Rate Loans). Base Rate Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Non-Base Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, at the time of each Delayed Draw Canadian Term Loan Borrowing to be used to fund construction of the Project, construction of real property and fixtures, ten percent (10%) of the total amount due the General Contractor and subcontractors or such larger retention as may be specified under the contracts with such parties shall be withheld from the amount disbursed; provided that no amounts shall be retained on account of amounts due for materials, the General Contract’s “General Conditions” or the General Contractor’s general contractor fee under the General Contract (unless and to the extent retainage is permitted with respect thereto under the General Contract or necessary to satisfy a condition of the Title Policy). Such withheld amount shall be disbursed upon Project Substantial Completion and compliance with all other requirements stated herein, provided, however, (a) that an amount equal to 150% of the cost to complete any punch list items (or if greater, the amount of retainage specified in the applicable contract) shall be withheld until Project Total Completion, and (b) once a contractor other than the General Contractor fully completes all work for the Project and delivers final lien waivers, the retention applicable to such Construction Contract may be disbursed. In no event will disbursements of Delayed Draw Canadian Term Loans be made to the General Contractor for payments to subcontractors in excess of amounts to be actually paid to subcontractors, should the retention on the subcontracts differ from the retention on the General Contract. Notwithstanding the foregoing provisions of this Section 2.02(e) to the contrary, in no event will retainage be reduced or disbursed if it would breach any condition necessary for disbursements of Delayed Draw Canadian Term Loans being used to fund the costs of construction of the real property and fixtures included in the Project (or any other Project Equipment included in the General Contract) to be fully insured by the Title Policy.

(f) Notwithstanding any other provision of this Agreement, Delayed Draw Canadian Term Loan Borrowings shall be made in each case no more often than (i) once a month to fund construction of real property and fixtures or Project Equipment included in the General Contract and (ii) once a month to fund the acquisition and installation of the Project Equipment (other than items included in clause (i)). All such Borrowings shall be disbursed to the Canadian Borrower; provided, however, at any time while an Event of Default is continuing, the Administrative Agent may make, or may direct the Delayed Draw Canadian Term Loan Lenders to make, (a) payments for the cost of Construction of the Project directly to any contractor, subcontractor, materialman, vendor of fixtures and equipment, engineer, architect, consultant or other party to whom hard or soft costs of the Project are to be paid, and/or (b) payments by means of joint checks to the General Contractor and any contractor or material supplier. Such Borrowings will be deemed to have been disbursed upon the delivery of the same (whether to the Canadian Borrower or otherwise in accordance with this Agreement) and interest shall commence to accrue thereon upon the delivery of same.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in writing (delivered by hand or facsimile or email transmission) in a form approved by the Administrative Agent and signed by the Borrower Representative not later than (a) in the case of a Eurodollar Borrowing or a CDOR Borrowing, noon, Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a CPR Borrowing, noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Revolving Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Revolving Borrowing, which shall be a Business Day;

(iv) whether such Revolving Borrowing is to be an ABR Borrowing, Eurodollar Borrowing, CPR Borrowing or a CDOR Borrowing; and

(v) in the case of a Non-Base Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Non-Base Rate Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s or 30 days’ duration, as applicable. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Applicable Borrower(s), on behalf of Applicable Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Applicable Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans with respect to U.S. Borrowers, are herein referred to as “U.S. Protective Advances” and any such Loans with respect to the Canadian Borrower, the “Canadian Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $4,000,000; provided further that, (A) the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments, (B) the aggregate amount of U.S. Protective Advances plus Aggregate U.S. Exposure shall not exceed U.S. Revolving Commitments and (C) the aggregate amount of Canadian Protective Advances plus Canadian Revolving Exposure shall not exceed Canadian Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder; provided that the U.S. Protective Advances shall only be secured by the Collateral of the U.S. Loan Parties. All Protective Advances shall be Base Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Aggregate Availability, U.S. Availability and/or Canadian Availability, as applicable and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Applicable Revolving Lenders to make an applicable Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Applicable Revolving Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Applicable Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Applicable Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a Base Rate Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of Applicable Revolving Lenders and in the amount requested, same day funds to any Applicable Borrower, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) to a U.S. Borrower is referred to in this Agreement as a “U.S. Swingline Loan” and each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) to the Canadian Borrower is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $4,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Aggregate Availability and, as applicable, U.S. Availability or Canadian Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be Base Rate Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to any Applicable Borrower, on behalf of the Applicable Revolving Lenders, in amounts that exceed Aggregate Availability and, as applicable, U.S. Availability or Canadian Availability (any such excess U.S. Revolving Loans are herein referred to collectively as “U.S. Overadvances” and any such excess Canadian Revolving Loans are herein referred to collectively as “Canadian Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ request therefor or any failure to comply with Section 2.01 or for any failure to repay such Overadvance for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute Base Rate Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $4,000,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Aggregate Revolving Exposure, U.S. Revolving Exposure or Canadian Revolving Exposure to exceed its Revolving Commitment, U.S. Revolving Commitment and/or Canadian Revolving Commitment, as applicable; provided that, the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Applicable Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the U.S. Revolving Commitment or Canadian Revolving Commitment, as applicable. The Swingline Lender or the Administrative Agent may, at any time, require the Applicable Revolving

Lenders to fund their participations. From and after the date, if any, on which any Applicable Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Applicable Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Applicable Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer in the currency in which the applicable Loan was denominated the amount of such Applicable Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute U.S. Revolving Loans or Canadian Revolving Loans, as applicable of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Applicable Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of an Applicable Borrower denominated in dollars (or with respect to the Canadian Borrower, dollars or CAD) as the applicant thereof for the support of its or any of its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Applicable Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, such Applicable Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Applicable Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am Chicago time at least (3) Business Days (or such shorter period acceptable to the Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of

Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is to be issued for the account of the Canadian Borrower or the U.S. Borrowers, the currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the U.S. LC Exposure shall not exceed $10,000,000, (ii) the Canadian LC Exposure shall not exceed CAD 2,000,000 (iii) the Aggregate Revolving Exposure shall not exceed the lesser of (A) the aggregate Revolving Commitments minus any Reserves and (B) the Aggregate Borrowing Base, (iv) the Aggregate U.S. Exposure shall not exceed (A) the lesser of (x) U.S. Revolving Commitments minus any Reserve and (y) (1) the U.S. Borrowing Base minus (2) Canadian U.S. Utilization minus (B) Canadian Revolving Exposure, and (v) Canadian Revolving Exposure shall not exceed the lesser of (A) Canadian Revolving Commitments minus any Reserve and (B) (x) the Canadian Borrowing Base plus (y) U.S. Available Exposure.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Applicable Revolving Lender, and each Applicable Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Revolving Lender hereby absolutely and unconditionally agrees to pay in the currency of the LC Disbursement to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicable Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrowers shall reimburse such LC Disbursement by paying in the currency of such LC Disbursement to the Administrative Agent an amount equal to such LC Disbursement (i) not later than noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than noon, Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Applicable Borrower(s) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Applicable Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If any Applicable Borrower fail to make such payment when due, the Administrative Agent shall notify each Applicable Revolving Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Applicable Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Applicable Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Applicable Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever (other than payment or performance), whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Applicable Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Applicable Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Applicable Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Applicable Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit with respect to U.S. LC Exposure shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. Such deposit with respect to Canadian LC Exposure shall be held by the Administrative Agent as collateral for the payment and performance of the Canadian Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Applicable Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Applicable Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Applicable Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Applicable Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Applicable Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Canadian Term Loans shall be made as provided in Sections 2.01(a)(ii), Delayed Draw Canadian Term Loans shall be made as provided in Section 2.01(a)(iii), and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that Base Rate Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (in the case of dollar denominated amounts) or the Administrative Agent’s cost of funds (in the case of CAD denominated amounts) and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Non-Base Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Non-Base Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing, provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Applicable Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or email transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic, email and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Non-Base Rate Borrowing; and

(iv) if the resulting Borrowing is a Non-Base Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Non-Base Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s (or 30 days, as applicable) duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Non-Base Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Non-Base Rate Borrowing and (ii) unless repaid, each Non-Base Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a) Unless previously terminated, (i) the Canadian Term Loan Commitments shall terminate on the Effective Date, (ii) the Delayed Draw Canadian Term Loan Commitments shall terminate at 5:00 p.m., Chicago time, on the Latest DDCTL Date and (iii) all other Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate (i) all, but not less than all of the Commitments upon (w) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (x) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (y) the payment in full of the accrued and unpaid fees, and (z) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon or (ii) any of the Canadian Revolving Commitment, Canadian Term Loan Commitment, and Delayed Draw Canadian Term Loan Commitment upon (w) the payment in full of all outstanding Canadian Loans, together with accrued and unpaid interest thereon and on any Canadian Letters of Credit, (x) the cancellation and return of all outstanding Canadian Letters of Credit (or alternatively, with respect to each such Canadian Letter of Credit, the furnishing to the Administrative Agent or a cash deposit (or at discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the Canadian LC Exposure as of such date), (y) the payment in full of the accrued and unpaid fees in respect of the Canadian Obligations, and (z) the payments in full of all reimbursable expenses in respect of the Canadian Obligations, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the U.S. Revolving Commitments and/or Canadian Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 (or CAD 5,000,000, as applicable) and not less than $10,000,000 (or CAD 10,000,000, as applicable) and (ii) the Borrowers shall not terminate or reduce such Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, (A) the Aggregate Revolving Exposure would exceed the lesser of (x) the aggregate Revolving Commitments minus Reserves and (y) the Aggregate Borrowing Base, (B) the Aggregate U.S. Exposure would exceed (x) the lesser of (1) the aggregate U.S. Revolving Commitments minus Reserves and (2) (I) the U.S. Borrowing Base minus (II) Canadian U.S. Utilization minus (y) Canadian Revolving Exposure or (C) the Canadian Revolving Exposure would exceed the lesser of (x) the aggregate Canadian Revolving Commitments minus Reserves and (y) (1) the Canadian Borrowing Base plus (2) U.S. Available Exposure.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days (or such shorter period acceptable to the Administrative Agent in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or other specified contingencies, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition or other specified contingency is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Revolving Commitments and in connection therewith, if elected by Borrowers, Canadian Revolving Commitments in a lesser or corresponding amount by obtaining additional Revolving Commitments (as set forth above), either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional U.S. Revolving Commitments does not exceed $25,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitments hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower Representative and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 (whether or not a Covenant Testing Period is in effect) and (ii) legal opinions and customary documents, to the extent reasonably requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its U.S. Revolving Commitment and/or Canadian Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding U.S. Revolving Loans and/or Canadian Revolving Loans of all the Applicable Lenders to equal its revised Applicable

Percentage of such outstanding Revolving Loans and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Non-Base Rate Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Applicable Revolving Lender the then unpaid principal amount of each Applicable Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent. The Canadian Borrower hereby unconditionally promise to pay to the Administrative Agent for the account of each Canadian Term Lender on the first Business Day of each month beginning after the earlier of (i) Project Substantial Completion, (ii) the Latest DDCTL Date and (iii) 60 days after Canadian Borrower’s final draw of Delayed Draw Canadian Term Loans (as confirmed in writing by Borrower Representative to the Administrative Agent upon the Administrative Agent’s request for such confirmation), in the aggregate principal amount of CAD 12,717.59 (as adjusted from time to time pursuant to Section 2.11(e)). The Canadian Borrower hereby unconditionally, promises to pay to the Administrative Agent the sum of (i) 0.56% of the first CAD 7,910,833.92 of outstanding principal amount of Delayed Draw Canadian Term Loans plus, (ii) 1.19% of any additional outstanding principal amount of Delayed Draw Canadian Term Loans (as adjusted from time to time pursuant to Section 2.11(b) or (d)) for the account of each Delayed Draw Canadian Term Lender on the first Business Day of each month beginning after the earlier of (A) Project Substantial Completion, (B) the Latest DDCTL Date and (C) 60 days after Canadian Borrower’s final draw of Delayed Draw Canadian Term Loans (as confirmed in writing by Borrower Representative to the Administrative Agent upon the Administrative Agent’s request for such confirmation). To the extent not previously paid, all unpaid Canadian Term Loans and all Delayed Draw Canadian Term Loans shall be paid in full in cash by the Borrowers on the Maturity Date.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the U.S. Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding, pro rata, second to prepay the U.S. Revolving Loans (including U.S. Swingline Loans), third to cash collateralize outstanding U.S. LC Exposure, fourth to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, fifth to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) and sixth to cash collateralize outstanding Canadian LC Exposure.

At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, pro rata, second to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) and third to cash collateralize outstanding Canadian LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (subject to the terms hereof, including, if applicable, payment of any break funding expenses under Section 2.16), subject to prior notice in accordance with paragraph (c) of this Section.

(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that (i) the Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments minus Reserves and (B) the Aggregate Borrowing Base, (ii) Aggregate U.S. Exposure exceeds the lesser of (A) U.S. Revolving Commitments minus Reserves and (B) (x) the U.S. Borrowing Base minus (y) Canadian U.S. Utilization minus (z) Canadian Revolving Exposure, or (iii) Canadian Revolving Exposure exceeds the lesser of (A) Canadian Revolving Commitments minus Reserves and (B) (x) the Canadian Borrowing Base plus (y) U.S. Available Exposure, the Applicable Borrowers shall within 1 Business Day prepay the applicable Revolving Loans, LC Exposure and/or Swingline Loans (or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable), in an aggregate amount equal to such excess. In addition, subject to Section 2.01(c), in the event and on such occasion that the outstanding principal of the Delayed Draw Canadian Term Loans exceed the Delayed Draw Canadian Term Loan Line Cap, the Canadian Borrower shall prepay the Delayed Draw Canadian Term Loans in an amount equal to such excess (with such prepayment to be applied to remaining installments of the Delayed Draw Canadian Term Loans (including the installment due on the Maturity Date) in the inverse order of maturity).

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Canadian Loan Party in respect of any Prepayment Event, the Canadian Borrower shall, within 10 Business Days after such Net Proceeds are received by any Canadian Loan Party, prepay the applicable Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that such Net Proceeds shall not be required to be so applied on such date if the Canadian Borrower to shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Canadian Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds (or if the Loan Party enters into a legally binding commitment to use such Net Proceeds before the expiration of the 180-day period, within 180 days after the end of such 180-day period), to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the applicable Loan Parties, and certifying that no Event of Default has occurred and is continuing.

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the applicable period, as applicable, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d) All amounts payable pursuant to Section 2.11(c) shall be applied as follows:

(i) first to prepay any Canadian Protective Advances and Canadian Overadvances, pro rata;

(ii) second to prepay the Delayed Draw Canadian Term Loans, pro rata; and

(iii) third to prepay the Canadian Revolving Loans (including Canadian Swingline Loans, pro rata) without a corresponding reduction in the Canadian Revolving Commitments and to cash collateralize outstanding Canadian LC Exposure.

(e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or email transmission) of any prepayment hereunder not later than noon, Chicago time, (A) in the case of prepayment of a Non-Base Rate Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of a Base Rate Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied first to Base Rate Revolving Borrowings and second to Non-Base Rate Revolving Borrowings and otherwise ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate (as set forth in the definition of “Applicable Rate”) on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b) The Applicable Borrowers agree to pay (i) to the Administrative Agent for the account of each Applicable Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Non-Base Rate Revolving Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any applicable LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to applicable Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any applicable LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any applicable Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable monthly in arrears on the day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each U.S. Swingline Loan and each dollar denominated Canadian Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate and Loans comprising each CPR Borrowing (including each CAD denominated Canadian Swingline Loan) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each U.S. Protective Advance and each U.S. Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for U.S. Revolving Loans plus 2% per annum and each Canadian Protective Advance and each Canadian Overadvance shall bear interest at the Canadian Prime Rate (if denominated in CAD) or at the Alternate Base Rate (if denominated in dollars) plus the Applicable Rate for Canadian Revolving Loans plus 2% per annum.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan (for Base Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Non-Base Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days except that interest computed by reference to the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Non-Base Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Non-Base Rate Borrowing shall be ineffective and any such Non-Base Rate Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Non-Base Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Applicable Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the

Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Applicable Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Non-Base Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Non-Base Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Non-Base Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 (d) and is revoked in accordance therewith), or (d) the assignment of any Non-Base Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). In the case of a Non-Base Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Non-Base Rate Loan had such event not occurred, at the Adjusted LIBO Rate or the CDOR Rate that would have been applicable to such Non-Base Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Non-Base Rate Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market, or for the CAD deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Loan Parties shall not be required to indemnify a Recipient with respect to any such Taxes incurred 180 days or more prior to the delivery to the Loan Parties of the certificate described in the following sentence, provided, further that (i) such 180-day period shall not commence until such time as the Recipient has received written notice from a Governmental Authority that such Tax is or was due, and (ii) if the event giving rise to the occurrence of such Tax has retroactive effect, such period shall be extended to include such retroactive period. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Recipients.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and, in the case of a Lender, the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Recipient is subject to any applicable withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B), (ii)(C), (ii)(D) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Recipient that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative

Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (or credit in lieu thereof) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall:

(1) with respect to Collateral of U.S. Loan Parties, be applied ratably: first, to pay any fees, indemnities, or expense reimbursements owing by the U.S. Loan Parties including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the U.S. Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the U.S. Overadvances and U.S. Protective Advances, fourth, to pay the principal of the U.S. Overadvances and U.S. Protective Advances, fifth, to pay interest then due and payable on the U.S. Revolving Loans (other than the U.S. Overadvances and U.S. Protective Advances) ratably, sixth, to prepay principal on the U.S. Revolving Loans (other than the U.S. Overadvances and U.S. Protective Advances) and unreimbursed LC Disbursements owing by the U.S. Loan Parties, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate U.S. LC Exposure, to be held as cash collateral for such Obligations and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, for which Reserves have been established, seventh, to make payments set forth in clauses “first” through “sixth” in clause (2) below, eighth, to payment of any amounts owing from U.S. Loan Parties with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and to the extent not paid pursuant to clause sixth above, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Secured Party by the U.S. Loan Parties and tenth to make payments set forth in clauses “seventh” through “eighth” in clause (2) below. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Non-Base Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(2) with respect to Collateral of Canadian Loan Parties, be applied ratably: first, to pay any fees, indemnities, or expense reimbursements owing by the Canadian Loan Parties including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Canadian Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Canadian Overadvances and Canadian Protective Advances, fourth, to pay the principal of the Canadian Overadvances and Canadian Protective Advances, fifth, to pay interest then due and payable on the Canadian Term Loans, the Delayed Draw Canadian Term Loans and Canadian Revolving Loans (other than the Canadian Overadvances and Canadian Protective Advances) ratably, sixth, to prepay principal on the Canadian Term Loans, Delayed Draw Canadian Term Loans and Canadian Revolving Loans (other than the Canadian Overadvances and Canadian Protective Advances) and unreimbursed Canadian LC Disbursements owing by Canadian Loan Parties (with amounts applied to the Canadian Term Loans and Delayed Draw Canadian Term Loans applied to installments of Canadian Term Loans and the Delayed Draw Canadian Term Loans, pro rata among installments of Canadian Term Loans and Delayed Draw Canadian Term Loans, in inverse order of maturity) to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate Canadian LC Exposure, to be held as cash collateral for such Obligations and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, for which Reserves have been established ratably, seventh, to payment of any amounts owing from Canadian Loan Parties with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and eighth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Canadian Loan Parties. For the avoidance of doubt, no payments from or proceeds of Collateral of Canadian Loan Parties that are CFCs or treated as CFCs for U.S. federal income tax purposes shall be applied to pay any U.S. Secured Obligations unless due to a change in applicable law after the date hereof, such payment, (I) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (II) could not reasonably be expected to cause any adverse tax consequences in the reasonable opinion of the Borrower Representative).

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Applicable Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Applicable Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) applicable participations in the applicable Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the applicable Swingline Exposure and applicable LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (w) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the sum of all non-Defaulting Lenders’ U.S. Revolving Exposure plus such Defaulting Lenders’ U.S. Swingline Exposure and U.S. LC Exposure does not exceed the total of all non-Defaulting Lenders’ U.S. Revolving Commitment and (z) the sum of all non-Defaulting Lenders’ Canadian Revolving Exposure plus such Defaulting Lenders’ Canadian Swingline Exposure and Canadian LC Exposure does not exceed the total of all non-Defaulting Lenders’ Canadian Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such applicable Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s applicable LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s applicable LC Exposure during the period such Defaulting Lender’s applicable LC Exposure is cash collateralized;

(iv) if any LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as an Applicable Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower Representative, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than the Administrative Agent) providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts with respect to such Lender or Affiliate to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.23 Excess Resulting From Exchange Rate Change. With respect to the Revolving Commitments, at any time following one or more fluctuations in the exchange rate of the CAD against the dollar, (i) Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments minus Reserves and (B) the Aggregate Borrowing Base, (ii) the U.S. Revolving Exposure exceeds (A) the lesser of (x) U.S. Revolving Commitments minus any Reserve and (y) (1) the U.S. Borrowing Base minus (2) Canadian U.S. Utilization minus (B) Canadian Revolving Exposure or (iii) Canadian Revolving Exposure exceeds the lesser of (A) Canadian Revolving Commitments minus any Reserve and (B) (x) the Canadian Borrowing Base plus (y) U.S. Available Exposure, the Borrowers shall, within two Business Days of notice from the Administrative Agent, immediately (x) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess or (y) maintain or cause to be maintained with the Administrative Agent (for the benefit of the Secured Parties) deposits as continuing collateral security for the Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. Without limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrower Representative such excess exists.

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party and each Domestic Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any Domestic Subsidiary, except as could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Domestic Subsidiary or the assets of any Loan Party or any Domestic Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Domestic Subsidiaries in any material respect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Domestic Subsidiary, except Liens created pursuant to the Loan Documents or otherwise permitted hereunder.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Holdings and its consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2013, reported on by Ernst & Young, independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended September 30, 2014, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2013.

SECTION 3.05 Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party and, to the Loan Party’s knowledge, each of the material leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the knowledge of any Loan Party, any other party to any such lease or sublease exists. Each of the Loan Parties and each of its Domestic Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property that is material to the businesses of the Loan Parties, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and each Domestic Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and, to the knowledge of the Loan Parties, the use thereof by each Loan Party and each Domestic Subsidiary does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or to the knowledge of any Loan Party, threatened against any Loan Party or its Domestic Subsidiaries on the Effective Date other than the Disclosed Matters. No actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Domestic Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) (i) No Loan Party or any Domestic Subsidiary has received notice of any material claim with respect to any material Environmental Liability that is outstanding or unresolved or knows of any basis for any material Environmental Liability and (ii) no Loan Party or any Domestic Subsidiary has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Domestic Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party or any Domestic Subsidiary is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Domestic Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Domestic Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims in an amount in excess of $250,000 are being asserted with respect to any such taxes, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA; Canadian Pension Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each Canadian Loan Party and its Subsidiaries is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Pension Event has occurred. No Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or its Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c) No Loan Party contributes to, sponsors or maintains a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(i) of the ITA (“Defined Benefit Plan”).

SECTION 3.11 Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Domestic Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than budgets, estimates, projections or general economic industry data) furnished by or on behalf of any Loan Party or any Domestic Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information (other than budgets, estimates, projections or general economic industry data) so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are subject to uncertainties and contingencies, and that actual results during any period or periods covered by such projections may differ from projected results and that such differences may be material).

SECTION 3.12 Material Agreements. All material agreements and contracts to which any Loan Party or any Domestic Subsidiary is a party or is bound as of the date of this Agreement and with which the failure to comply could reasonably be expected to result in a Material Adverse Effect are listed on Schedule 3.12. No Loan Party or any Domestic Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party (x) as of the Effective Date, other than with respect to a default that could not reasonably be expected to result in a liability to the Loan Party in excess of $250,000 and (y) after the Effective Date, other than with respect to a default which could not reasonably be expected to result in a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets (on a going concern basis) of the Company (individually) and the Loan Parties (taken as a whole), at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property (on a going concern basis) of the Company (individually) and the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company (individually) and the Loan Parties (taken as a whole) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company (individually) and the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets (on a going concern basis) of the Canadian Borrower (individually) and the Canadian Loan Parties (taken as a whole), at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property (on a going concern basis) of the Canadian Borrower (individually) and the Canadian Loan Parties (taken as a whole), will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Canadian Borrower (individually) and the Canadian Loan Parties (taken as a whole), will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Canadian Borrower (individually) and the Canadian Loan Parties (taken as a whole), will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and (v) each Canadian Loan Party shall not be an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).

(c) No Loan Party intends to, nor will permit any Domestic Subsidiary to, and no Loan Party believes that it or any Domestic Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Domestic Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Domestic Subsidiary.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Domestic Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Domestic Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete listing of each class of each Loan Parties’ authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral (in each case to the extent perfection may be achieved by (i) filing UCC or PPSA financing statements or publications under the Civil Code of Québec and (ii) taking the other steps required pursuant to the Collateral Documents), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of a proceeding in equity or at law), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Domestic Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Domestic Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario), An Act Respecting Labour Standards (Québec) or any other applicable Federal, state, provincial, territorial or local or foreign law dealing with such matters other than such violations that could not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Domestic Subsidiary, or for which any material claim may be made against any Loan Party or any Domestic Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including with respect to Canadian Pension Plans or the Canadian Benefit Plans, have been paid or accrued as a liability on the books of such Loan Party or Domestic Subsidiary.

SECTION 3.18 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.19 Use of Proceeds. The proceeds of the Loans have been used and will be used as set forth in Section 5.08.

SECTION 3.20 No Burdensome Restrictions. No Loan party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Domestic Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Domestic Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Domestic Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Domestic Subsidiary, any agent of such Loan Party or any Domestic Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. All Borrowings and Letters of Credit, direct use of proceeds, Transactions or other transactions contemplated by this Agreement or the other Loan Documents will comply with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 3.22 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.23 Project Representations and Warranties.

(a) The Project Documents constitute all the documents required to be entered into in connection with the Construction of the Project. Each of the Project Documents that has been entered into is in full force and effect, binding upon the parties thereto and there has been no notice or claim of a material default or breach thereunder, or of any condition entitling any party to terminate its obligations thereunder. No default or event which with the passing of time or in giving of notice or both would constitute a default on the part of any Loan Party exists under any of the Project Documents that has been entered into and there has been no notice or claim of default or breach thereunder or of any condition entitling any party to terminate its obligations thereunder. The Project Documents that have been entered into have not been modified, amended, altered or changed in any manner from the form thereof delivered to the Administrative Agent on or prior to the date hereof.

(b) There are not, to the knowledge of the Loan Parties, any existing claims or facts which give rise to claims by aboriginal or first nations people (whether arising by statute, common-law, or otherwise) which will materially interfere with the development, Construction and operation of the Project in any way.

(c) Attached hereto as Schedule 3.23 (as such schedule may be updated from time to time and delivered to the Administrative Agent) is a true and complete list of all Required Approvals necessary or required to enable the Project to be properly constructed, assembled and installed and used for the purposes for which it is intended by the Canadian Borrower. All the Required Approvals that have been obtained are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which would reasonably be expected to materially adversely affect the transactions contemplated hereby.

(d) No Loan Party has received any notice of any claims for legal hypothecs with respect to work or services performed or materials supplied in connection with the Project which claims have not been fully satisfied and, no such claims have been registered, or, if registered, the cancellation of which has not been obtained. Subject to Section 5.04, no Lien has arisen in respect of any construction, repair, improvement or other work in connection with the Project or any part thereof which might now or hereafter have priority over the Mortgage or Canadian Hypothec in favor of the Administrative Agent to any extent whatsoever.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this

Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document executed on the Effective Date signed on behalf of each party thereto or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Reserved.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or other officer reasonably acceptable to the Administrative Agent, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party or, for Canadian Loan Parties, certified by the officer signing such certificate and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) as of such date, and (iii) certifying as to the Aggregate Availability, U.S. Availability and Canadian Availability on the Effective Date.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date (it being agreed and understood that such fees and expenses are set forth on the closing statement provided by the Administrative Agent to the Borrowers on the Effective Date).

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Canadian Loan Parties are organized, maintain their registered office and chief executive office (if different) and where the assets of the Canadian Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received reasonably satisfactory pay-off letters for the Indebtedness under the Existing Quebec Mortgage Debt and any other Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the U.S. Borrowers and the Canadian Borrower (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.

(j) [Intentionally Omitted].

(k) Closing Aggregate Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Aggregate Availability shall not be less than $15,000,000.

(l) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Filings, Registrations and Recordings. Each document (including any UCC or PPSA financing statement or publication under the Civil Code of Québec) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be filed, registered or recorded or in proper form for filing, registration or recordation, as applicable.

(n) Quebec Security; Mortgages; Canadian Hypothec, etc. Each of the following, in form and substance reasonably satisfactory to the Administrative Agent (unless satisfaction thereof is waived by the Administrative Agent in its sole discretion (including a limited waiver making such item a condition to funding the Delayed Draw Canadian Term Loans)):

(i) Mortgages or the Canadian Hypothec consisting of a first ranking deed of hypothec in favor of the Administrative Agent for itself, the Lenders and the other Secured Parties, hypothecating such property and all other personal and real property and assets of the Canadian Borrower, present or future, corporeal or incorporeal, including without limitation, all of the Canadian Borrower’s right, title and interest in and to (A) the Land, the Quebec Facility and all other improvements upon the Land and any rentals thereof, (B) insurance and expropriation proceeds with respect to the property subject to such Mortgage or Canadian Hypothec, (C) the Plans and Specifications, (D) all Permits and Licenses, (E) all Project Equipment and other equipment and (F) all other Project Documents, in each case to the extent the same can be hypothecated, and to the extent permitted by applicable laws;

(ii) evidence that a counterpart of each Mortgage or the Canadian Hypothec has been recorded in the place necessary to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties;

(iii) the Title Policy;

(iv) a Survey of the Lands;

(v) Consent and Acknowledgment Agreements;

(vi) such other consents, agreements and confirmations of lessors and third parties have been delivered as the Administrative Agent may deem necessary or desirable;

(vii) the assignment to the Administrative Agent for the benefit of itself and the Lenders and the other Secured Parties by way of appropriate endorsement of all insurance proceeds to which the Canadian Borrower may be entitled and by way of appropriate dual obligee rider of all rights of the Canadian Borrower in and to any performance bonds, labour and material payment bonds and letters of credit as contemplated hereunder;

(viii) an environmental assessment of the real property prepared by an environmental engineer reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require, all in form and substance satisfactory to the Administrative Agent; and

(ix) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of each of the U.S. Security Agreement and each applicable Canadian Security Document.

(p) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(q) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8BEN-E or W-9, as applicable, for each Loan Party.

(r) Legal and Regulatory Matters. All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board.

(s) Appraisals; Field Examinations. The Administrative Agent shall have received appraisals of the applicable Canadian Loan Parties’ Inventory, Equipment and real property from one or more firms reasonably satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion and, as applicable, based upon the Quebec Facility to be built in accordance with the Plans and Specifications. The Administrative Agent or its designee shall have conducted a field examination of the Canadian Borrower’s Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(t) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); provided that during a Canadian Standstill Period, the condition set forth in this Section 4.02(a) shall not apply to the representation and warranty set forth in the final sentence of Section 3.07 with respect to an applicable Canadian Standstill Default.

(b) At the time of and immediately after giving effect to (i) a U.S. Revolving Borrowing or the issuance, amendment, renewal or extension of such U.S. Letter of Credit, as applicable, (A) no Default shall have occurred and be continuing (other than a Canadian Standstill Default during a Canadian Standstill Period) and (B) no Protective Advance shall be outstanding or (ii) a Canadian Revolving Borrowing or the issuance, amendment, renewal or extension of such Canadian Letter of Credit, as applicable, (A) no Default shall have occurred and be continuing and (B) no Protective Advance shall be outstanding.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, (i) Aggregate Availability and (ii) as applicable, U.S. Availability or Canadian Availability shall not be less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

SECTION 4.03 Delayed Draw Canadian Term Loans. In addition to the satisfaction or waiver of the condition precedent set forth in Section 4.02 on each Delayed Draw Canadian Term Loan Funding Date, the obligation of each Applicable Lender to make a Delayed Draw Canadian Term Loan is subject to the satisfaction (or waiver pursuant to Section 9.02) of the following additional conditions precedent:

(a) Any applicable condition set forth on Schedule 4.03 shall have been fulfilled and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent thereof; provided, that (i) with respect to each condition pertaining to a Delayed Draw Canadian Term Loan Borrowing, the Administrative Agent may waive such condition; provided, further that any such waiver by the Administrative Agent shall only be effective as to that specific Borrowing (and not any subsequent Delayed Draw Canadian Term Loan Borrowing) unless such waiver is in writing signed by the Administrative Agent and expressly states that such waiver is permanent and (ii) with respect to the initial draw of the Delayed Draw Canadian Term Loan to reimburse the Canadian Borrower for Project Costs incurred prior to the date of such draw, only the conditions set forth in clause (a) of Schedule 4.03 and the condition set forth in clause (xi) set forth in clause (b) of Schedule 4.03 must be satisfied (or waived pursuant to Section 9.02) for Borrowers to comply with this Section 4.03(a).

(b) The Canadian Borrower shall have given written notice to the Administrative Agent of the proposed Delayed Draw Canadian Term Loan Funding Date not later than 10:00 a.m., Chicago time, three (3) Business Days prior to such date, together with wire instructions for the funding of the Delayed Draw Canadian Term Loans, and an indication of whether the Borrowing of the Delayed Draw Canadian Term Loans shall initially be a CPR Borrowing or a CDOR Borrowing (if denominated in CAD) or an ABR Borrowing or a Eurodollar Borrowing (if denominated in dollars) and, in the case of a CDOR Borrowing or a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.” Promptly following the receipt of a such notice, the Administrative Agent shall advise each Delayed Draw Canadian Term Lender of the details thereof.

(c) Other than with respect to a Borrowing solely with respect to the purchase of Project Equipment, the requested Delayed Draw Canadian Term Loan Borrowings (together with any amounts to be retained in accordance with Section 2.02(e)) is not in excess of Project Costs due and payable for the applicable period.

(d) The requested Delayed Draw Canadian Term Borrowing does not cause the aggregate Delayed Draw Canadian Term Loans after giving effect to such Borrowing to exceed the Delayed Draw Canadian Term Loan Line Cap.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than contingent obligations for which no claim has been asserted) and all Letters of Credit shall have expired or terminated (or been backstopped in a manner reasonably satisfactory to the Administrative Agent or cash collateralized) in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent (for the Administrative Agent’s distribution of each item in clauses (a), (b), (c), (d), (f) and (g) below to each Lender through any Agent Site):

(a) within ninety (90) days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing or otherwise reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, commentary or exception (other than a going concern or like qualification, commentary or exception due solely to the fact that the Maturity Date is then scheduled to occur in less than twelve months) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each fiscal month of Holdings, its consolidated and consolidating (with respect to Holdings, the Borrowers and the other Loan Parties) balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated and consolidating (with respect to Holdings, the Borrowers and the other Loan Parties) basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (i) certifying as presenting fairly in all material respects the financial condition and results of operations of Holdings, the Borrowers and the other Loan Parties on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations with respect to Section 6.12 (whether or not a Compliance Period is in effect) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) as soon as available but in any event no later than sixty (60) days after to the end of, each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, statement of operations and cash flow statement) of Holdings for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f) as soon as available but in any event within thirty (30) days of the end of each calendar month (or within three (3) Business Days of each Friday during any Weekly Reporting Period), and at such other times as may be necessary to re-determine Aggregate Availability, U.S. Availability and Canadian Availability or as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the U.S Borrowing Base and the Canadian Borrowing Base as the Administrative Agent may reasonably request;

(g) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i) a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate in its Permitted Discretion;

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv) a reconciliation of the Borrowers’ Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;

(h) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in an excel file or other format reasonably acceptable to the Administrative Agent;

(i) promptly upon the Administrative Agent’s reasonable request, an updated customer list for each Borrower, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent and certified as true and correct in all material respects by a Financial Officer of the Borrower Representatives; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided, that notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Loan Party or any Subsidiary shall be required to deliver any information to the extent it (i) is subject to third party confidentiality agreements with Persons that are not Affiliates of the Loan Party or Subsidiary or attorney/client privilege, (ii) constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law);

Financial information required to be delivered pursuant to Sections 5.01(a) or (b) (in each case, solely to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on such Loan Party or Subsidiary’s behalf on an Agency Site (or another relevant website identified by the Borrower Representative to the Administrative Agent and reasonably acceptable to the Administrative Agent) or is available via the EDGAR system of the SEC; provided that in each case the Loan Party shall (i) notify the Administrative Agent of the posting of any such information and (ii) promptly deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent so requests.

SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender through an Agency Site) prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened in writing against any Loan Party or any Domestic Subsidiary that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief which could reasonably be expected to result in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, in each case which could reasonably be expected to result in a Material Adverse Effect, (iv) alleges criminal misconduct by any Loan Party or any Domestic Subsidiary which could reasonably be expected to result in a Material Adverse Effect, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, in each case which could reasonably be expected to result in a Material Adverse Effect, (vi) asserts liability on the part of any Loan Party or any Domestic Subsidiary in excess of $1,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall which could reasonably be expected to result in a liability in excess of $1,000,000;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e) within three (3) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Inventory constituting Collateral with a value in excess of $1,000,000 is located;

(f) solely to the extent the Borrowers would be required to make a Form 8-K disclosure in respect thereof, all material amendments to material agreements;

(g) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement with a notional amount of $1,000,000 or more or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i) [Intentionally Omitted];

(j) within five (5) Business Days after the receipt of any of the following in connection with or against the Project: (i) any declaration (written notice) of a contract pursuant to 2728 CCQ, (ii) any notice of legal hypothec, (iii) any prior notice of the exercise of a hypothecary right, or (iv) any legal proceedings related to the Project;

(k) promptly after the occurrence of any default by any party under any agreements, documents or instruments; and

(l) any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b), (e), (f) and (g) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, is (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, or (ii) posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which the Administrative Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower Representative shall notify (which may be by telecopy or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Domestic Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and commercially reasonable to preserve, renew and keep in full force the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except as could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03 or dispositions, sales, transfers or leases permitted under Section 6.05, and (b) except as permitted by Section 6.03, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Domestic Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, and all amounts due in connection with Construction of the Project which could give rise to a Lien on the Project or any portion thereof, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Domestic Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions; and provided further, that if any Lien is registered against the Lands, the Quebec Facility or any portion thereof arising from the Construction in favor of any contractor, subcontractor, supplier, architect, engineer or other service provider or vendor in respect of past-due payments for work, services or materials, then the Canadian Borrower shall take such applications to court, obtain such court orders and cause a lien bond, letter of credit or other sufficient security as may be required by the court to be issued and consigned to the applicable court so as to vacate such Lien within 5 days of the registration of the Lien (but in all events, prior to the commencement of any action to enforce such Lien).

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Domestic Subsidiary to, keep and maintain all property necessary to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Domestic Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) subject to Sections 5.11 and 5.13, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and so long as no Event of Default has occurred and is continuing, a Financial Officer of the Loan Parties shall be entitled to, but not required to, participate in such discussions with the independent accountants), all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders. Only one (1) such inspection per calendar year shall be at the sole expense of the Borrowers; provided that (i) two (2) such inspections per calendar year shall be at the sole expense of the Borrowers if the Aggregate Availability is less than the Examination Threshold Amount at the time such inspection is initiated, and (ii) after the occurrence and during the continuance of an Event of Default, there shall be no limitation on the number or frequency of inspections that shall be at the sole expense of the Borrowers.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Domestic Subsidiary to, (i) comply with all Requirement of Law applicable to it or its property (including without limitation Environmental Laws and material Requirements of Law concerning FDA Law), and (ii) perform its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by such Loan Party, its Domestic Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans (other than the Delayed Draw Canadian Term Loans) and the Letters of Credit will be used only for the working capital needs and for general corporate purposes of the Borrowers and their Domestic Subsidiaries in the ordinary course of business and to repay certain Indebtedness on the Effective Date (including the Existing Quebec Mortgage Debt). The proceeds of the Delayed Draw Canadian Term Loans will be used by the Canadian Borrower only for the purpose of paying Project Costs in accordance with the Budget and the purchase and installation of Project Equipment. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Domestic Subsidiaries and its and their respective directors, officers, and, to the Borrower’s knowledge, employees and agents, shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Accuracy of Information. The Loan Parties will ensure that any written information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder when taken as a whole after giving effect to any supplements (and excluding any projections, budgets, and information of a general or industry nature) contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to contingencies and uncertainties and that actual results may differ and that such differences may be material).

SECTION 5.10 Insurance. Each Loan Party will, and will cause each Domestic Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) all insurance required pursuant to the Collateral Documents and (c) insurance with respect to the Project in such amounts and against such risks set forth on Schedule 5.10. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.11 Appraisals. At any time that the Administrative Agent requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its assets, from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to be performed during normal business hours and to include, without limitation, information required by any applicable Requirement of

Law. Only one (1) Inventory appraisal per calendar year per location plus one (1) Equipment appraisal per calendar year per location shall be at the sole expense of the Borrowers; provided that (i) two (2) Inventory appraisals per calendar year per location plus two (2) Equipment appraisals per calendar year per location shall be at the sole expense of the Borrowers if the Aggregate Availability is less than the Examination Threshold Amount at the time any such appraisal is initiated, and (ii) after the occurrence and during the continuance of an Event of Default, there shall be no limitation on the number or frequency of Inventory or Equipment appraisals that shall be at the sole expense of the Borrowers (and it is understood and agreed that any Lender may, at its own cost and expense, participate in any such appraisals).

SECTION 5.12 Depository Banks; Collection and Application of Collateral Proceeds.

(a) Within three hundred sixty-five (365) days of the Original Effective Date, each U.S. Borrower and each Domestic Subsidiary that is a Loan Party will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

(b) Within sixty (60) days following the Original Effective Date, or, with respect to any U.S. Domestic Subsidiary that becomes a U.S. Loan Party after the Effective Date, within thirty (30) days following the date on which such Person becomes a U.S. Loan Party (in each case, or such later date as may be agreed to by the Administrative Agent) each U.S. Loan Party shall (a) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account (other than Excluded Accounts) maintained by such Loan Party into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (each, a “U.S. Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Schedule 5.12(b), and (b) establish lock box service (the “U.S. Lock Boxes”) with the bank(s) set forth in Schedule 5.12(b), which Lock Boxes shall be subject to the relevant Deposit Account Control Agreement or otherwise subject to irrevocable lockbox agreements acceptable to the Administrative Agent (each, a “U.S. Lock Box Agreement”).

(c) Within sixty (60) days following the Effective Date, or, with respect to any Subsidiary that becomes a Canadian Loan Party after the Effective Date, within thirty (30) days following the date on which such Person becomes a Canadian Loan Party (in each case, or such later date as may be agreed to by the Administrative Agent) each Canadian Loan Party shall (a) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account (other than Excluded Accounts) maintained by such Loan Party into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (each, a “Canadian Collateral Deposit Account” and collectively with each U.S. Collateral Deposit Account, the “Collateral Deposit Accounts”), which Collateral Deposit Accounts are identified as such on Schedule 5.12(b), and (b) establish lock box service (the “Canadian Lock Boxes” and collectively with the U.S. Lock Boxes, the “Lock Boxes”) with the bank(s) set forth in Schedule 5.12(b), which Lock Boxes shall be subject to the relevant Deposit Account Control Agreement or otherwise subject to irrevocable lockbox agreements acceptable to the Administrative Agent (each, a “Canadian Lock Box Agreement” and collectively with the U.S. Lock Box Agreements, the “Lock Box Agreements”).

(d) Subject to the grace periods set forth above, each Loan Party shall direct all of its Account Debtors to forward payments directly to Collateral Deposit Accounts or Lock Boxes subject to Deposit Account Control Agreements or Lock Box Agreements, as applicable. The Administrative Agent shall have access (and, during a Cash Dominion Period, sole access) to the Collateral Deposit Accounts and Lock Boxes at all times and each Loan Party shall take all actions necessary to grant the Administrative Agent such access. At no time during a Cash Dominion Period shall any Loan Party remove any item from a Lock Box or a Collateral Deposit Account without the Administrative Agent’s prior written consent. If any Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to a Collateral Deposit Account or Lock Box subject to a Deposit Account Control Agreement or Lock Box Agreement, as applicable, after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor. If notwithstanding the foregoing instructions, any Loan Party receives any proceeds of any Receivables, such Loan Party shall receive such payments as the Administrative Agent’s trustee, and shall promptly deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account. During a Cash Dominion Period, all funds deposited into any Lock Box or Collateral Deposit Account subject to a Lock Box Agreement or a Collateral Deposit Account, as applicable, will be swept on a daily basis into a U.S. collection account maintained by such Loan Party with the Administrative Agent (the “U.S. Collection Account”) or a Canadian collection account maintained by such Loan Party with the Administrative Agent (the “Canadian Collection Account” and collectively with the U.S. Collection Account, the “Collection Accounts” and each a “Collection Account”). The Administrative Agent shall hold and apply funds received into the Collection Accounts as provided by the terms of Section 2.10(b).

(e) Before opening or replacing any Collateral Deposit Account or other Deposit Account, or establishing a new Lock Box, each Loan Party shall (a) obtain the Administrative Agent’s consent in writing to the opening of such Collateral Deposit Account or other Deposit Account or establishing of such Lock Box, and (b) cause each bank or financial institution in which it seeks to open (i) a Collateral Deposit Account or other Deposit Account, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Collateral Deposit Account or other Deposit Account and provide for a daily sweep into the Collection Account during a Cash Dominion Period, or (ii) a Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box and provide for a daily sweep into the Collection Account during a Cash Dominion Period. In the case of Deposit Accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

SECTION 5.13 Field Examinations. At any time that the Administrative Agent requests, the Loan Parties will permit, upon reasonable notice and during normal business hours, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems. Only one (1) such field examination per calendar year per location shall be at the sole expense of the Borrowers; provided that (i) two (2) such field examinations per calendar year per location shall be at the sole expense of the Borrowers if the Aggregate Availability is less than the Examination Threshold Amount at the time such field examination is initiated, and (ii) after the occurrence and during the continuance of an Event of Default, there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Borrowers (and it is understood and agreed that any Lender may, at its own cost and expense, participate in any such examinations). For purposes of this Section 5.13, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. For the avoidance of doubt, any limitations on field examinations, including with respect to the frequency thereof, set forth in this Section 5.13 shall not limit or otherwise modify the Borrowers’ obligations pursuant to Section 5.06.

SECTION 5.14 Designation of Subsidiaries. Each Borrower may, at any time from and after the Effective Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, such Borrower shall be in compliance with the covenant set forth in Section 6.12 on a pro forma basis (and as a condition precedent to the effectiveness of any such designation, the Borrower Representative shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 5.14 and (iv) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, such Restricted Subsidiary, together with all other Unrestricted Subsidiaries as of such date of designation (the “Designation Date”), must not have contributed greater than five percent (5%) of such Borrower’s EBITDA (calculated inclusive of all Unrestricted Subsidiaries), as of the most recently ended fiscal quarter of such Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s investment in such Subsidiary. Notwithstanding the foregoing, no Borrower shall be permitted to be an Unrestricted Subsidiary.

SECTION 5.15 Additional Collateral; Further Assurances.

(a) Subject to applicable Requirement of Law, each Loan Party will cause each (i) U.S. Domestic Subsidiary (other than any FSHCO) formed or acquired after the date of this Agreement to promptly become a U.S. Loan Party by executing a Joinder Agreement, and (ii) Canadian Domestic Subsidiary formed or acquired after the date of this Agreement to promptly become a Canadian Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Loan Guarantor or Canadian Loan Guarantor hereunder, as applicable, and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. or Canada owned by any Loan Party (other than Excluded Assets); provided, however, that (A) CFCs and FSHCOs shall not guarantee U.S. Secured Obligations and the property of CFCs and FSHCOs shall not secure U.S. Secured Obligations unless due to a change in applicable law after the date hereof such guaranty, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences in the reasonable opinion of the Borrower Representative and (B) notwithstanding the forgoing, Canadian Borrower shall not be obligated to execute any Collateral Documents governed by laws of any province or territory of Canada other than Quebec or file any financing statements in any province or territory of Canada other than Quebec unless the aggregate value of the assets of Canadian Borrower located in provinces or territories of Canada outside of Quebec exceeds CAD 1,000,000.

(b) Each U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each U.S. Domestic Subsidiaries (other than Excluded Subsidiaries and any FSHCO) and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof such guaranty, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences in the reasonable opinion of the Borrower Representative) of the issued and outstanding

Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each CFC and each FSHCO directly owned by such Borrower or any U.S. Domestic Subsidiary (excluding any FSHCO) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided that notwithstanding the foregoing each U.S. Loan Party and U.S. Domestic Subsidiary shall cause 100% of the issued and outstanding Equity Interests in each CFC and each FSHCO directly owned by such Borrower or U.S. Domestic Subsidiary to secure the Canadian Secured Obligations. Each Canadian Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each (i) U.S. Loan Party will, and will cause each Subsidiary (other than Excluded Subsidiaries), and (ii) Canadian Loan Party will, and will cause each Subsidiary (other than Excluded Subsidiaries) of such Canadian Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority (in each case subject to the qualifications, if any, set forth in the Loan Documents) of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d) If any material assets constituting Collateral (including any real property or improvements thereto or any interest therein, but excluding Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien under the Collateral Documents upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect (in each case subject to the qualifications, if any, set forth in the Loan Documents) such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) Without limiting the foregoing, if any assets constituting Collateral (including any real property or improvements thereto or any interest therein, but excluding Excluded Assets) with a value in excess of the Dollar Equivalent Amount of $500,000 are maintained by any Loan Party in any province or territory of Canada other than the Province of Quebec, the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect (in each case subject to the qualifications, if any, set forth in the Loan Documents) such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

SECTION 5.16 [Intentionally Omitted].

SECTION 5.17 Project Covenants.

(a) If any Loan Party becomes aware that there will need to be changes in any line item in the Budget or becomes aware that the total cost of the Project will exceed the amount of the Budget or generate a surplus, Borrower Representative shall promptly notify the Administrative Agent in writing of the same, and in any event prior to or in connection with the first Drawdown Notice thereafter, and shall promptly thereafter submit a written proposal for amending the Budget to the Administrative Agent. If no Event of Default has occurred and is continuing under the Loan Documents, the Administrative Agent will not unreasonably withhold its approval for any such amendment to the Budget if the same results from a Minor Change. Amendments to the Budget not resulting from a Minor Change may be approved by the Administrative Agent in its sole discretion. Subject to the following sentence (pertaining to application of the Contingency), if the cost of any line item of the Budget will exceed the amount set forth in the Budget, then the Canadian Borrower shall deposit funds in the amount of such excess with the Administrative Agent and such deposited funds will be expended for Project Costs (excluding Project Equipment not part of the General Contract) prior to any further advance of Delayed Draw Canadian Term Loans; provided, however, if the Canadian Borrower demonstrates that there are savings in other line items of the Budget (other than line items for Contingency) in amounts sufficient to offset such excess cost, then the Canadian Borrower shall not be obligated to make such deposit and the Administrative Agent shall not unreasonably withhold its approval of an amendment to the Budget to reflect such changes in line items. If there are increases in the cost of the Project from that set forth on the Budget (excluding Contingency), then the Administrative Agent shall not unreasonably withhold its consent to the application of the Contingency to cover such increases provided that the percentage of the original Contingency amount which will remain unused after such application equals or exceeds the percentage of the Project (excluding Project Equipment not part of the General Contract) which is not yet completed.

(b) Notwithstanding anything contained in this Agreement to the contrary, all disbursements for materials stored off the Project site shall be subject to the following conditions: (i) Borrower Representative shall provide the Administrative Agent with monthly detailed lists of such items showing identity, location and cost; (ii) the Administrative Agent shall have given its prior approval for such disbursements; (iii) the Administrative Agent has or will have a Lien and perfected security interest therein pursuant to agreements reasonably satisfactory to the Administrative Agent ; (iv) such items shall be limited to those which are customarily prepurchased; (v) the General Contractor shall have assumed responsibility for safe storage and delivery of such items to the Project site; and (vi) Borrower Representative shall provide the Administrative Agent with certificates of insurance showing the off-site materials to be insured as required by this Agreement.

(c) Upon the request of the Administrative Agent, the Canadian Borrower shall (limited to one appraisal per year at Canadian Loan Parties’ expense) provide the Administrative Agent with an appraisal directed to the Administrative Agent of all property owned by the Canadian Borrower in a form reasonably satisfactory to the Administrative Agent prepared by an independent appraiser reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent and the Independent Construction Consultant (through their agents, officers or employees) shall have the right from time to time and upon reasonable prior notice to (i) visit and inspect the Project, the Quebec Facility and other premises and properties of the Canadian Borrower and its business records and reports relating to the Project, (ii) examine and make abstracts from and copies of all books of account and business records and reports relating to the Project, and (iii) discuss the affairs, finances and accounts with, and to be advised as to the same by, the officers, engineers and advisers of the Canadian Borrower (or such other persons as may be appropriate). Such visits and inspections shall be at the cost of the Canadian Loan Parties and shall be scheduled at such reasonable times as the Administrative Agent or Independent Construction Consultant may desire.

(e) If, at any time, the outstanding principal balance of the Delayed Draw Canadian Term Loans exceeds the aggregate amount of the Delayed Draw Canadian Term Loan Commitments, then Canadian Term Loan Borrower shall within 1 Business Day pay to the Administrative Agent such amount as may be necessary to reduce the same to an amount equal to or below the aggregate amount of the Delayed Draw Canadian Term Loan Commitments.

(f) Loan Parties shall cause the Project to be constructed and completed in a good and workmanlike manner with new materials, in accordance with rule of art, the Plans and Specifications, the Project Documents and all Requirements of Law. Each Loan Party further agrees to cause the Project to be diligently prosecuted to completion on or before April 30, 2017 (the “Substantial Completion Date”); provided, however, that the Substantial Completion Date shall be extended due to Force Majeure or otherwise in the Administrative Agent’s sole discretion (but only to the extent such delay is caused by such Force Majeure), but in no event beyond July, 31, 2017. Subject to Force Majeure, Loan Parties shall cause each stage of Construction to be completed in accordance with the Construction Schedule. Borrower Representative agrees to give the Administrative Agent written notice of commencement of the Project confirming the date of commencement of Construction promptly after Construction commences. Borrower Representative shall provide the Administrative Agent and the Independent Construction Consultant with a copy of all proposed changes in the Plans and Specifications, change order logs, and all proposed change orders and change directives relating to the Project. Each Loan Party agrees that all materials contracted or purchased by any Loan Party for Construction of the Project and all labor hired or contracted by any Loan Party with respect to the Project (excluding installation of Project Equipment not included in the General Contract) and paid for with proceeds of the Delayed Draw Canadian Term Loans will be used and employed solely on the Project and for no other purpose. When Borrower Representative determines that Substantial Completion has been achieved, Borrower Representative shall furnish to the Administrative Agent all evidence thereof reasonably required by the Administrative Agent for its review (including without limitation, the Substantial Completion Certificates). After the Administrative Agent has received all such evidence, the Administrative Agent shall review same and notify Borrower Representative as to whether the Administrative Agent agrees in its Permitted Discretion thereof Substantial Completion has been achieved. Upon the approval thereof, not to be unreasonably withheld or conditioned, the Administrative Agent shall notify Borrower Representative of such approval.

(g) During Construction, Borrower Representative shall furnish the Administrative Agent with an updated spot Survey (subject to the notation that the Construction remains in progress) from the surveyor providing the Survey to Administrative Agent within forty-five (45) days of completion of the foundations locating the same in relation to the boundary lines of the Lands and any applicable building set-back lines, and showing no material encroachments or other material defects. Within forty-five (45) days after Substantial Completion of the Project, Borrower Representative shall deliver to the Administrative Agent a certified as-built Survey, which shall indicate: dimensions and locations of improvements; ingress and egress to and from the property; parking areas; easements, including all appurtenant easements; the location of adjacent streets; and such other details as may be requested by the Administrative Agent, and showing no material encroachments or other material defects.

(h) Each Loan Party will use its commercially reasonable efforts to keep each Project Document in full force and effect. Each Loan Party will comply with all provisions of the Project Documents which are binding on it or its Affiliates and will execute all documents necessary for the consummation of the transactions contemplated thereby.

SECTION 5.18 Post-Closing Obligations. The obligation of the Lenders to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth in this Section 5.18 (the failure by any Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by the Administrative Agent, in its sole discretion), shall constitute an Event of Default).

(a) Within 30 days following the Effective Date, Borrower Representative shall deliver to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent of the termination of all Canadian Intellectual Property Office filings in favor of the National Bank of Canada.

(b) Within 30 days following the Effective Date, the Canadian Borrower shall deliver to the Administrative Agent, an executed Deposit Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent for each Deposit Account of Canadian Borrower then in existence that is not an Excluded Account.

(c) Within 60 days following the Effective Date, the Canadian Borrower shall deliver to the Administrative Agent, evidence in form and substance reasonably satisfactory to the Administrative Agent of the termination of all Liens on the assets of the Canadian Borrower in favor of Business Development Bank of Canada.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full (other than contingent obligations for which no claim has been asserted) and all Letters of Credit shall have expired or terminated (or been backstopped in a manner reasonably satisfactory to the Administrative Agent or cash collateralized), in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Domestic Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (g) hereof;

(c) Indebtedness of Holdings or any Borrower or Loan Party to any Subsidiary or other Borrower, Holdings or Loan Party and of any Subsidiary to any Borrower, Holdings, Loan Party or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) [Intentionally Omitted];

(e) Guarantees by Holdings, any Borrower or other Loan Party of Indebtedness of any Subsidiary or other Borrower, Holdings or Loan Party and by any Subsidiary of Indebtedness of any Borrower, Holdings, Loan Party or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(f) Indebtedness of any Borrower or any Domestic Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding;

(g) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) and (k) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate (other than the then-prevailing customary interest rate for Indebtedness of such type of Refinance Indebtedness) of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness (other than fees and interests) are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness taken as a whole in light of then current market conditions and (vi) if such Original Indebtedness was subordinated in right of payment to any of the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(j) Subordinated Indebtedness;

(k) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Payment Condition shall be satisfied at the time such Person becomes a Subsidiary;

(l) other unsecured Indebtedness so long as (i) the Payment Condition shall be satisfied at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Restricted Subsidiary of any Borrower other than the Loan Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (iii) such Indebtedness is issued on then-market terms and restrictions customary for Indebtedness of such type and the restrictions imposed thereby will not adversely affect in any material respect the obligation or ability of any Borrower or any other Loan Party to make any payments required hereunder or otherwise satisfy the Obligations, in each case as determined in the good faith judgment of Borrower Representative;

(m) Indebtedness incurred in the ordinary course of business in connection with the financings of insurance premiums;

(n) Indebtedness in respect of netting services, overdraft protection or other cash management arrangements incurred in the ordinary course of business;

(o) Indebtedness in respect of taxes, assessments or governmental charges which are permitted to be outstanding in accordance with Section 5.04;

(p) Indebtedness consisting of judgments not otherwise constituting an Event of Default;

(q) Indebtedness under Swap Agreements entered into from time to time in accordance with Section 6.07;

(r) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests of Holdings in an amount not to exceed $1,000,000 at any time outstanding;

(s) Indebtedness constituting of (i) the obligation to make Permitted Earnouts so long as (A) the Payment Condition shall be satisfied at the time such Indebtedness is incurred, (B) such Indebtedness is not guaranteed by any Restricted Subsidiary of any Borrower other than the Loan Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (C) such Indebtedness is incurred on then-market terms and restrictions customary for Indebtedness of such type and the restrictions imposed thereby will not adversely affect in any material respect the obligation or ability of any Borrower or any other Loan Party to make any payments required hereunder or otherwise satisfy the Obligations, in each case as determined in the good faith judgment of any Borrower, or (ii) other purchase price adjustments and indemnities in connection with Permitted Acquisitions, or dispositions permitted under Sections 6.05 or 6.06; and

(t) Indebtedness arising out of the endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Domestic Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Domestic Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Domestic Subsidiary or any other Borrower or Domestic Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Domestic Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Domestic Subsidiary or any other Borrower or Domestic Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Domestic Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h) Liens in favor of any Borrower or another Loan Party in respect of Indebtedness permitted under Section 6.01(c);

(i) Liens on insurance premiums securing Indebtedness permitted under Section 6.01(m);

(j) Liens securing obligations in an aggregate amount not to exceed $500,000 at any time outstanding;

(k) Customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where any Loan Party or any Subsidiary maintains deposits in the ordinary course of business permitted by this Agreement;

(l) Non-exclusive licenses or sublicenses of intellectual property granted by any Loan Party in the ordinary course of business;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of any Borrower and any Subsidiary;

(n) Financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than a Capital Lease Obligation;

(o) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business; and

(p) assignments and sales permitted by Section 6.05.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Domestic Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve (and distribute its assets), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any U.S. Domestic Subsidiary of any U.S. Borrower may merge into a U.S. Loan Party in a transaction in which such U.S. Loan Party is the surviving corporation, (ii) any Canadian Domestic Subsidiary of the Canadian Borrower may merge into or amalgamate with the Canadian Borrower in a transaction in which the Canadian Borrower is the surviving or continuing corporation, (iii) any U.S. Loan Party (other than a Borrower) may merge into any other U.S. Loan Party in a transaction in which the surviving entity is a U.S. Loan Party, (iv) any Canadian Loan Party (other than the Canadian Borrower) may merge into or amalgamate with any other Canadian Loan Party in a transaction in which the surviving entity is a Canadian Loan Party and (v) any U.S. Borrower may merge into another U.S. Borrower; provided that in each case (A) any such merger involving a Person that is not a wholly owned Domestic Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (B) any such merger or amalgamation involving a Person that is not a Borrower, on the one hand, and a Borrower, on the other hand, shall be permitted only if such Borrower is the surviving or continuing entity.

(b) No Loan Party will, nor will it permit any Domestic Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Domestic Subsidiaries on the date hereof and businesses reasonably related, substantially similar or complementary thereto.

(c) No Loan Party will, nor will it permit any Domestic Subsidiary to, change its fiscal year from the basis in effect on the Effective Date without the consent of the Administrative Agent.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Domestic Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Domestic Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of such Person (whether through purchase of assets, merger or otherwise), or acquire an exclusive long term license of rights to a drug or other product line of any Person, except:

(a) Permitted Investments;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments by Holdings and the Borrowers and their Domestic Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the U.S. Security Agreement or the Canadian Security Documents, as the case may be (subject to the limitations applicable to Equity Interests of a CFC or FSHCO referred to in Section 5.15), (B) the aggregate amount of investments by Loan Parties in Equity Interests of Subsidiaries that are not Loan Parties, other than SCP, (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)), shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), (C) the aggregate amount of investments by Loan Parties in the Equity Interests of SCP shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (D) investments by U.S. Loan Parties in Equity Interests of Subsidiaries that are Canadian Loan Parties shall not be made at any time during a Cash Dominion Period (excluding, for the avoidance of doubt, investments existing prior to such Cash Dominion Period);

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Domestic Subsidiary to a Loan Party or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the U.S. Security Agreement or the Canadian Security Documents, as the case may be, (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $5,000,000 at any time outstanding and (C) loans and advances by U.S. Loan Parties to Subsidiaries that are Canadian Loan Parties shall not be made at any time during a Cash Dominion Period (excluding, for the avoidance of doubt, loans and advances existing prior to such Cash Dominion Period);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (A) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (B) guarantees of Indebtedness of Subsidiaries that are Canadian Loan Parties by any U.S. Loan Party shall not be made (or obligations set forth therein increased) during a Cash Dominion Period (excluding, for the avoidance of doubt, guarantees existing prior to such Cash Dominion Period);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding;

(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Domestic Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Domestic Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with the disposition of assets permitted by Section 6.05; and

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances” or made to a landlord in the ordinary course of business to secure or support obligations of a Loan Party under a lease of real property;

(l) investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;

(m) other investments, loans and advances not to exceed $1,000,000;

(n) non-cash Investments consisting of loans to officers, directors and employees, all of the proceeds of which are used by such Persons to purchase simultaneously equity interests issued by Holdings, to the extent otherwise permitted under this Agreement and not exceeding $1,000,000 in the aggregate at any time outstanding;

(o) Investments (i) taken in connection with the settlement of accounts or the bankruptcy or restructuring of Account Debtors of the Loan Parties or their Domestic Subsidiaries and (ii) deposits, prepayments and other credits to suppliers, in each case with respect to the foregoing clauses (i) and (ii) made in the ordinary course of business and consistent with past practice;

(p) Permitted Acquisitions; and

(q) other investments, loans or advances; provided that, (i) both before and after giving pro forma effect to any such investment, loan or advance pursuant to this clause (q), no Default or Event of Default shall have occurred and be continuing and the Payment Condition shall be satisfied with respect to such investment, loan or advance and (ii) any Acquisition made pursuant to this clause (q) must constitute a Permitted Acquisition.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Domestic Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Domestic Subsidiary to issue any additional Equity Interest in such Domestic Subsidiary (other than to another Borrower or another Domestic Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party or between any U.S. Loan Party and any Canadian Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) granting of Liens to the extent permitted under Section 6.02;

(h) transfer, abandonment or allowance to lapse of intellectual property that is immaterial or no longer used in or necessary for the conduct of the business; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that with respect to any assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h), the Payment Condition shall be satisfied after giving effect to any such sale, transfer or other disposition.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Domestic Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Domestic Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Domestic Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Domestic Subsidiary to, enter into any Swap Agreement, except Swap Agreements entered into for non-speculative purposes.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Domestic Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of the Loan Parties may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iii) the Borrowers may make Restricted Payments, not exceeding $2,500,000 during any fiscal year of Holdings, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries, (iv) the Loan Parties may make distributions to any direct or indirect parent entity of any consolidated, affiliated or unitary group of which any such Loan Party is a member in an amount sufficient to pay any Taxes imposed on such parent under applicable law to the extent attributable to the income or operations of the Loan Parties, and (v) each Loan Party may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments so long as, both before and after giving pro forma effect to such Restricted Payment (A) no Default or Event of Default shall have occurred and be continuing and (B) the Payment Condition shall be satisfied with respect to such Restricted Payment.

(b) No Loan Party will, nor will it permit any Domestic Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01 (other than Subordinated Indebtedness);

(iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness permitted under Section 6.01 so long as, both before and after giving pro forma effect to such payment (A) no Default or Event of Default shall have occurred and be continuing and (B) the Payment Condition shall be satisfied with respect to such payment;

(iv) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Domestic Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the U.S. Loan Parties not involving any other Affiliate, (c) transactions between or among the Canadian Loan Parties not involving any other Affiliate, (d) any investment permitted by Sections 6.04(c), 6.04(d), 6.04(e) or 6.04(q), (e) any Indebtedness permitted under Section 6.01(c), 6.01(d) or 6.01(e), (f) any Restricted Payment permitted by Section 6.08, (g) loans or advances to employees permitted under Section 6.04, (h) the payment of reasonable fees to directors of any Borrower or any other Loan Party who are not employees of such Borrower or Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or the other Loan Parties in the ordinary course of business and (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Domestic Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Domestic Subsidiary or to Guarantee Indebtedness of any Borrower or any other Domestic Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Domestic Subsidiary pending such sale, provided such restrictions and conditions apply only to the Domestic Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to customary restrictions and conditions arising in connection with any sale, transfer, lease or disposition permitted by Section 6.05, (vii) the foregoing shall not apply to restrictions or conditions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 6.02, (viii) the foregoing shall not apply to restrictions or conditions contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereto), and (ix) the foregoing shall not apply to customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Domestic Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness (except as permitted by the applicable subordination agreements), (b) its certificate or articles of incorporation or organization, by-laws, operating, memorandum of association, management or partnership agreement or other organizational documents, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12 Financial Covenant – Fixed Charge Coverage Ratio. During each Covenant Testing Period the Borrowers will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter, to be less than 1.00 to 1.0, to be measured (a) on the initial date of such Covenant Testing Period for the most recent fiscal quarter then ended for which financial statements have been delivered pursuant to Section 5.01, and (b) thereafter, as of the last day of each fiscal quarter ending during such Covenant Testing Period for which financial statements have been delivered pursuant to Section 5.01.

SECTION 6.13 Project Covenants.

(a) No Loan Party shall, without the Administrative Agent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld) (based in part upon the recommendation of the Independent Construction Consultant), (a) permit or agree to any change in the Plans and Specifications other than a Minor Change, (b) execute or issue any construction change directive under the General Contract other than a Minor Change, (c) amend the scope of work covered by the General Contract or any of the other Project Documents other than a Minor Change, (d) execute any change order under the General Contract other than a Minor Change, or (e) change the Construction Schedule in a manner expected to delay Project Substantial Completion.

(b) Except for a Minor Change, no Loan Party shall amend, modify or terminate any Project Documents or any Permits or Licenses, the Plans and Specifications, or any Permits, Licenses or other approvals or consents from any applicable Governmental Authority required for completion of the Project without the prior written consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld). No Loan Party will suffer or permit any breach or default to occur in any of its obligations under any of the Project Documents nor suffer or permit the same to terminate by reason of its failure to meet any requirement thereof. If any breach or default occurs by any Loan Party under any of the Project Documents, which breach or default is not cured within any applicable cure or grace period, then such breach or default shall constitute an Event of Default.

SECTION 6.14 Establishment of Defined Benefit Plan. Notwithstanding any other provision of this Agreement or any other Loan Document, no Loan Party or Subsidiary will, without the prior written consent of the Administrative Agent, establish or contribute to any Defined Benefit Plan, or have any liability in respect of any Defined Benefit Plan.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers, Holdings or any Guarantor shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 2.09(h), 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.18 or in Article VI of this Agreement or (ii) in Article IV or Article VII of each of the U.S. Security Agreement and the corresponding provisions of the Canadian Security Documents;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11, 5.13, 5.16 or 5.17 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or other Loan Documents;

(f) any Loan Party or Domestic Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of all grace and notice periods applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of all grace and notice periods applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Domestic Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for any Loan Party or Domestic Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or Domestic Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Domestic Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Domestic Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (after giving effect to third-party insurance from a creditworthy insurer that has not denied coverage) shall be rendered against any Loan Party, any Domestic Subsidiary or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Domestic Subsidiary to enforce any such judgment; or (ii) any Loan Party or Domestic Subsidiary shall fail within forty-five (45) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (ii) a Pension Event shall occur which, in the Administrative Agent’s determination, may reasonably be expected to have a Material Adverse Effect or any Canadian Loan Party is in default of or with respect to any required contributions to a Canadian Pension Plan or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan;

(m) a Change in Control shall occur;

(n) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(o) except as permitted by the terms hereof or of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) other than as a result of the failure of the Administrative Agent to take any action within its control to maintain perfection of the Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents (excluding any action based on facts or circumstances for which the Administrative Agent has not been notified in accordance with the provisions of the Loan Documents), any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(p) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r)(i) any Required Approval or other action of any Governmental Authority required under any Loan Document with respect to the Project is withdrawn or becomes ineffective for a period of 5 days unless such withdrawal or ineffectiveness is being contested in good faith, to the reasonable satisfaction of the Administrative Agent, and such withdrawal or ineffectiveness is stayed during such contest, (ii) the failure to achieve Project Substantial Completion on or before the Substantial Completion Date (as it may be extended due to Force Majeure pursuant to this Agreement), (iii) the Construction is suspended for more than 5 days for any reason; provided however, if such suspension is as a result of Force Majeure then the period of suspension shall have been at least 120 days, (iv) any amendment to any of the Project Documents adverse to the interests of the Secured Parties, other than as expressly permitted herein, is made without the prior consent of the Administrative Agent, (v) any material provision of any material Project Document ceases to be in full force and effect or is declared null and void or invalid, or any breach or default shall occur under any Project Documents, and which would reasonably be expected to have a material adverse effect on the Project as determined by the Administrative Agent in its Permitted Discretion and the Loan Parties shall fail to remedy (or have remedied) such default prior to the earlier of the expiration of any cure period for such default provided for in the relevant Project Document (including the Consent and Acknowledgment Agreements), and 5 days after the giving of written notice of the default to the Administrative Agent or (vi) the Canadian Borrower fails to deposit with the Administrative Agent the funds as required after demand in accordance with the first sentence of Section 5.17(e).

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent not prohibited by Applicable Law; provided, however, that notwithstanding the foregoing, (x) during any Canadian Standstill Period, the Administrative Agent shall not take the foregoing actions until the expiration of such Canadian Standstill Period and (y) during any Canadian Standstill Period, the Borrowers shall have ten (10) Business Days after the first date of the Canadian Standstill Period to terminate, to the extent outstanding, the Canadian Revolving Commitment, the Canadian Term Loan Commitment, and/or the Delayed Draw Canadian Term Loan Commitment in accordance with Section 2.09(b)(ii) and to prepay in full in cash all outstanding Canadian Secured Obligations, and if such Canadian Revolving Commitment, Canadian Term Loan Commitment, and/or the Delayed Draw Canadian Term Loan Commitment are so terminated and such Canadian Secured Obligations are paid in full in cash, the Canadian Standstill Default giving rise to such Canadian Standstill Period shall be deemed to be cured and no longer outstanding. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of its Obligations, each of the Lender Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative (i.e. “fondé de pouvoir”) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Administrative Agent under any hypothec. The Administrative Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent pursuant to any hypothec, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as the hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of it as hypothecary representative.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06 Resignation. Subject to the appointment and acceptance of a successor the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower Representative; provided that such consent shall not to be unreasonably withheld or delayed and no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing but in any event will not be a Disqualified Institution) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring the Administrative Agent gives notice of its resignation, then the retiring the Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor the Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07 Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other

Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08 Not Partners or Co-Venturers; the Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09 Flood Laws. JPMorgan Chase Bank, N.A. has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan Chase Bank, N.A., as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan Chase Bank, N.A. reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous.

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email transmission, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Sagent Pharmaceuticals, Inc.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

Attention: Jonathon Singer, EVP and CFO

Facsimile No: (847) 908-6999

Email: jsinger@Sagentpharma.com

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

Chase Business Credit

10 South Dearborn Street, 22nd Floor

Chicago, Illinois 60603

Attention: Pamela Eskra, Account Executive—Sagent

Facsimile No: (312) 732-7599

Email: pamela.d.eskra@chase.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile or email transmission shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that waiver of any default interest or waiver of any Default or Event of Default shall not be limited hereby), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base, U.S. Borrowing Base and Canadian Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Revolving Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Loan Party, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Loan Party, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $4,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). The Administrative Agent and the Lenders agree that the Administrative Agent shall execute and deliver all documents reasonably requested by any Loan Party to effect or otherwise evidence such release permitted hereunder. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall, jointly and severally, pay promptly following written demand (including documentation supporting such request), (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including J.P. Morgan Securities LLC, as Arranger), including the reasonable and documented fees, charges and disbursements of one outside general counsel (plus, if necessary, one local counsel in any relevant jurisdiction and one counsel with respect any specialized matters) for the Administrative Agent and J.P. Morgan Securities LLC, as Arranger, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the

Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of a single counsel for the Administrative Agent, the Issuing Bank or any Lender taken as a whole, plus one additional local counsel and one additional specialist counsel in each other jurisdiction and with respect to each specialty (and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Lenders (taken as a whole) and, if necessary, one additional local counsel and one additional specialist counsel in each relevant jurisdiction and with respect to each specialty for such affected group of Lenders), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) appraisals (subject to limitation set forth in Section 5.11) and insurance reviews;

(ii) subject to the limitation set forth in Section 5.13, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent (currently $125 per hour per examiner employed by the Administrative Agent, plus out of pocket expenses) with respect to each field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages and the Canadian Hypothec, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of one outside general counsel (plus, if necessary, one local counsel in any relevant jurisdiction and one counsel with respect any specialized matters) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Domestic Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Domestic Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, or (B) a claim made by the Borrowers alleging that such losses, claim, damages, penalties, liabilities or expenses arose from material breach of the Loan Documents by such Indemnitee or (2) arise from any disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Arranger or similar role under the Loan Documents). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Notwithstanding anything else contained herein to the contrary, Canadian Loan Parties (other than U.S. Guarantors or U.S Borrowers) that are CFCs or treated as CFCs for U.S. federal income tax purposes shall not be required to pay, indemnify, defend or hold harmless any Indemnitee in respect of any liabilities, costs or expenses attributable to the U.S. Obligations.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Canadian Term Loan, or Delayed Draw Canadian Term Loan; and

(D) the Swingline Lender, provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Canadian Term Loan, or Delayed Draw Canadian Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Canadian Term Loan, or Delayed Draw Canadian Term Loan, $1,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) any assignments of all or a portion of a Lender’s Canadian Commitment or other rights and obligations under this Agreement relating to the Canadian Borrower shall be made to a Canadian Qualified Lender.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) Disqualified Institution, or (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) the Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. It is the intention of the parties to this Agreement that the credit obligations of the Loan Parties hereunder at all times be maintained in “registered form” within the meaning of Treasury Regulation Section 5f.103-1(c), and the provisions regarding the assignment or participation of interests hereunder shall be interpreted in a manner consistent with such intent.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15,

2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation (to the extent such participation is made with Borrowers’ prior written consent).

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than Excluded Accounts, at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding the foregoing, no Lender or any of its Affiliates shall be permitted to set off or apply any deposits to or for the credit of any Canadian Loan Party (other than any U.S. Borrower or U.S. Guarantor) that are CFCs or treated as CFCs for U.S. federal income tax purposes against any obligation in respect of any U.S. Obligations.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq), but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court; provided that claims with respect to Canadian Loan Documents may, as provided therein, also be tried in the courts of Ontario (or such other Canadian jurisdiction in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters that would govern under applicable law). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, provided, that the Administrative Agent shall, to the extent reasonably practicable and not otherwise prohibited thereby, (x) give the Borrowers written notice prior to disclosing the information to the extent permitted by such requirement and (y) reasonably cooperate, at the cost of the Borrowers, to obtain a protective order or similar confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of Chase has also made a loan to one or more Subsidiaries of the Borrowers.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Civil Code of Québec, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 [INTENTIONALLY LEFT BLANK]

SECTION 9.20 Judgment Currency Conversion.

(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in dollars or in CAD, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Loan Party of the full amount of the Obligation Currency expressed to be payable to the applicable Loan Party under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 9.20 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.21 Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.22 Amendment and Restatement.

(a) Existing Obligations. The Loan Parties each hereby acknowledge, confirm and agree that the Loan Parties are indebted for outstanding loans and advances to certain Loan Parties under the Existing Credit Agreement and other “Secured Obligations” (as defined in the Existing Credit Agreement) under the Existing Loan Documents, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Loan Parties to the Secured Parties to the extent set forth in the Existing Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests.

(i) The Loan Parties each hereby acknowledge, confirm and agree that the Administrative Agent, for the benefit of the Secured Parties, shall continue to have a security interest in and Lien upon the Collateral heretofore granted to such parties pursuant to the Existing Loan Documents to secure the Secured Obligations, as well as any Collateral granted under this Agreement or under any of the Collateral Documents or otherwise granted to or held by the Administrative Agent, for the benefit of the Secured Parties.

(ii) The Liens and security interests of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to the Administrative Agent for the benefit of the Secured Parties, whether under the Existing Credit Agreement, the Existing Loan Documents, this Agreement or any of the Collateral Documents.

(c) Existing Agreements. The Loan Parties each hereby acknowledge, confirm and agree that: (i) the Existing Credit Agreement has been duly executed and delivered by the Loan Parties party thereto and is in full force and effect as of the date hereof; (ii) the agreements and obligations of the Loan Parties contained in the Existing Credit Agreement and the Existing Loan Documents constitute the legal, valid and binding obligations of the Loan Parties enforceable against each Loan Party in accordance with its terms and no Loan Party has a valid defense to the enforcement of such obligations; and (iii) the Administrative Agent and the other Secured Parties are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Existing Credit Agreement and the Existing Loan Documents.

(d) Restatement.

(i) The terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are simultaneously amended and restated in their entirety (excluding the Schedules prepared as of the Original Effective Date, which shall be superseded by the Schedules delivered on and after the Effective Date), and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents executed or delivered on or after the date hereof, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Loan Parties for the Secured Obligations heretofore incurred and the security interests, liens and other interests in the Collateral heretofore granted, pledged or assigned by the Loan Parties to the Administrative Agent or any Secured Party (whether directly, indirectly or otherwise).

(ii) The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Secured Obligations of the Loan Parties evidenced by or arising under the Existing Credit Agreement or the Existing Loan Documents, and the Liens and security interests of the Administrative Agent or any Secured Party, for the benefit of the Secured Parties, securing such Secured Obligations and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of the Administrative Agent or any Secured Party, for the benefit of the Secured Parties.

(iii) All loans, advances and other financial accommodations under the Existing Credit Agreement or the Existing Loan Documents and all other Secured Obligations of the Loan Parties to the Administrative Agent, and the Secured Parties outstanding and unpaid as of the date hereof pursuant to the Existing Credit Agreement or the Existing Loan Documents or otherwise shall be deemed Secured Obligations of the Loan Parties pursuant to the terms hereto

ARTICLE X

Loan Guaranty

SECTION 10.01 Guaranty.

(a) Each Canadian Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Loan Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with such Secured Obligations, collectively the “Canadian Guaranteed Obligations”; provided, however, that the definition of “Canadian Guaranteed Obligations”

shall not create any guarantee by any Canadian Loan Guarantor of (or grant of security interest by any Canadian Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Canadian Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). By way of clarification, no Canadian Loan Guarantor that is a CFC or entity treated as a CFC for U.S. federal income tax purposes shall be deemed to guaranty any U.S. Secured Obligations unless due to a change in applicable law after the date hereof, such guaranty, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences in the reasonable opinion of the Borrower Representative).

(b) Each U.S. Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”; provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Guarantor of (or grant of security interest by any U.S. Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).

(c) Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted)).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) or the Canadian Guaranteed Obligations, as applicable. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (r) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Canadian Loan Guarantor shall make a payment under this Loan Guaranty (a “Canadian Guarantor Payment”) which, taking into account all other Canadian Guarantor Payments then previously or concurrently made by any other Canadian Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Canadian Loan Guarantor if each Canadian Loan Guarantor had paid the aggregate Canadian Guaranteed Obligations satisfied by such Canadian Guarantor Payment in the same proportion as such Canadian Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Canadian Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Canadian Loan Guarantors as determined immediately prior to the making of such Canadian Guarantor Payment, then, following indefeasible payment in full in cash of the Canadian Guarantor Payment and the Canadian Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Canadian Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Canadian Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Canadian Guarantor Payment. To the extent that any U.S. Loan Guarantor shall make a payment under this Loan Guaranty (a “U.S. Guarantor Payment”) which, taking into account all other U.S. Guarantor Payments then previously or concurrently made by any other U.S. Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such U.S. Loan Guarantor if each U.S. Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such U.S. Guarantor Payment in the same proportion as such U.S. Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such U.S. Guarantor Payment) bore to the aggregate Allocable Amounts of each of the U.S. Loan Guarantors as determined immediately prior to the making of such U.S. Guarantor Payment, then, following indefeasible payment in full in cash of the U.S. Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such U.S. Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other U.S. Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such U.S. Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative

SECTION 11.01 Appointment; Nature of Relationship.

The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative” hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed the Aggregate Availability, U.S. Availability or Canadian Availability, as applicable. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. BORROWER:

SAGENT PHARMACEUTICALS,
a Wyoming corporation

By:	/s/ Jonathon Singer

Name:	Jonathon Singer

Title:	Chief Financial Officer

CANADIAN BORROWER:

OMEGA LABORATORIES LIMITED
LABORATOIRES OMEGA LIMITEE
a Canadian corporation

By:	/s/ Jonathon Singer

Name:	Jonathon Singer

Title:	Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

OTHER LOAN PARTIES:

SAGENT PHARMACEUTICALS, INC.,
a Delaware corporation,
as a U.S. Loan Guarantor and a Canadian Loan Guarantor

By:	/s/ Jonathon Singer

Name:	Jonathon Singer

Title:	Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent, U.S. Issuing Bank, U.S. Swingline Lender and as U.S. Lender

By:	/s/ John Morrone

Name:	John Morrone

Title:	Authorized Signer

JPMORGAN CHASE BANK, N.A., Toronto Branch, as Canadian Issuing Bank, Canadian Swingline Lender, and as Canadian Lender

By:	/s/ Deborah Booth

Name:	Deborah Booth

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

COMMITMENT SCHEDULE

Lender	U.S. Revolving Commitment	Canadian Revolving Commitment*	Canadian Term Loan Commitment	Delayed Draw Canadian Term Loan Commitment	Commitment*
JPMorgan Chase Bank, N.A.	$80,000,000	CAD 0.00	CAD 0.00	CAD 0.00	$80,000,000
JPMorgan Chase Bank, N.A., Toronto Branch	$0.00	CAD 10,000,000	CAD 2,289,166.08	CAD 27,710,833.92	CAD 40,000,000

Total	$80,000,000	CAD 10,000,000	CAD 2,289,166.08	CAD 27,710,833.92	$80,000,000/ CAD 30,000,000

*	Canadian Revolving Commitment is a sublimit under the $80,000,000 U.S. Revolving Commitment.

Commitment Schedule